Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.,

GRIFFIN-AMERICAN HEALTHCARE REIT IV HOLDINGS, LP,

CONTINENTAL MERGER SUB, LLC,

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.

AND

GRIFFIN-AMERICAN HEALTHCARE REIT III HOLDINGS, LP

DATED AS OF JUNE 23, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 23, 2021 (this “Agreement”), is made and entered into by and among Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (“GAHR IV”), Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership and the operating partnership of GAHR IV (“GAHR IV Operating Partnership”), Continental Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of GAHR IV (“Merger Sub”), Griffin-American Healthcare REIT III, Inc., a Maryland corporation (“GAHR III”) and Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership and the operating partnership of GAHR III (“GAHR III Operating Partnership”). Each of GAHR IV, GAHR IV Operating Partnership, Merger Sub, GAHR III and GAHR III Operating Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article I.

WHEREAS, the Parties wish to effect a business combination in which (i) GAHR III will be merged with and into Merger Sub (the “REIT Merger”), with Merger Sub being the surviving company, and each share of GAHR III Common Stock (as defined herein) issued and outstanding immediately prior to the REIT Merger Effective Time (as defined herein) will be converted into the right to receive the REIT Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (“MLLCA”), and (ii) immediately following the REIT Merger, GAHR IV Operating Partnership will be merged with and into GAHR III Operating Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with GAHR III Operating Partnership being the surviving entity, and each GAHR III OP Unit (as defined herein) and each GAHR IV OP Unit (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into the right to receive the Partnership Merger Consideration (as defined herein) therefor, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, prior to the execution and delivery of this Agreement, GAHR III Operating Partnership entered into a contribution and exchange agreement (the “Contribution Agreement”) pursuant to which, among other things, GAHR III has agreed to acquire a newly formed entity that owns all of the equity interests in (i) Griffin-American Healthcare REIT III Advisor, LLC, a Delaware limited liability company and the external advisor of GAHR III (“GAHR III Advisor”), and (ii) Griffin-American Healthcare REIT IV Advisor, LLC, a Delaware limited liability company and the external advisor of GAHR IV (“GAHR IV Advisor”), such that GAHR III will become self-managed and GAHR IV will become indirectly managed by GAHR III (the “AHI Platform Acquisition”);

WHEREAS, concurrently with the execution and delivery of this Agreement, GAHR IV, GAHR IV Operating Partnership and GAHR IV Advisor entered into an amendment to the Advisory Agreement dated February 16, 2016 (the “Amended GAHR IV Advisory Agreement”) providing for, among other things, the waiver of acquisition fees in connection with the Mergers;

WHEREAS, the Parties have conditioned the REIT Merger on approval by the stockholders of GAHR III of an amendment of the charter of GAHR III to delete Article XV of the charter of GAHR III in order to eliminate the limitations on “roll-up transactions” (the “GAHR III Charter Amendment”), as provided for in the form attached hereto as Exhibit A;

WHEREAS, the Parties have conditioned the REIT Merger on approval by the stockholders of GAHR IV of an amendment of the charter of GAHR IV, substantially in the form attached hereto as Exhibit B (the “GAHR IV Charter Amendment”), which provides for elimination of limitations relating to (i) suitability of stockholders and (ii) collection of an internalization fee;

WHEREAS, the Parties desire an amendment and restatement of the limited partnership agreement of GAHR III Operating Partnership, substantially in the form attached hereto as Exhibit C (the “Second Amended and Restated GAHR III Partnership Agreement”), which shall become effective upon the Partnership Merger Effective Time;

WHEREAS, the REIT Merger is conditioned upon the receipt of the GAHR III Stockholder Approval (as defined herein) and the GAHR IV Stockholder Approval (as defined herein);

WHEREAS, on the recommendation of the special committee (the “GAHR III Special Committee”) of the Board of Directors of GAHR III (the “GAHR III Board”), the GAHR III Board has (a) determined that this Agreement, the Mergers, the Second Amended and Restated GAHR III Partnership Agreement, the GAHR III Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interests of GAHR III and that this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair and reasonable to GAHR III and on terms and conditions no less favorable to GAHR III than those available from unaffiliated third parties, (b) authorized and approved this Agreement, the Second Amended and Restated GAHR III Partnership Agreement, the Partnership Merger and the other transactions contemplated by this Agreement, (c) directed that the REIT Merger and the GAHR III Charter Amendment be submitted for consideration at the GAHR III Stockholders Meeting and (d) recommended the approval of the REIT Merger and the GAHR III Charter Amendment by the GAHR III stockholders;

WHEREAS, on the recommendation of the special committee (the “GAHR IV Special Committee”) of the Board of Directors of GAHR IV (the “GAHR IV Board”), the GAHR IV Board has (a) determined that this Agreement, the Amended GAHR IV Advisory Agreement, the GAHR IV Charter Amendment, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of GAHR IV and that this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair and reasonable to GAHR IV and are on terms and conditions no less favorable to GAHR IV than those available from unaffiliated third parties, (b) authorized and approved this Agreement, the Amended GAHR IV Advisory Agreement, the Partnership Merger and the other transactions contemplated by this Agreement, (c) directed that the REIT Merger and the GAHR IV Charter Amendment be submitted for consideration at the GAHR IV Stockholders Meeting and (d) recommended the approval of the REIT Merger and the GAHR IV Charter Amendment by the GAHR IV stockholders;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the REIT Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the REIT Merger for purposes of Sections 354 and 361 of the Code and (ii) the Partnership Merger shall be treated as a tax free “assets over” form of partnership merger, with GAHR III Operating Partnership as the “resulting partnership” under Treas. Reg. Section 1.708-1(c)(1); and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to GAHR III than those contained in the Confidentiality Agreement (if GAHR III is the person furnishing information or on whose behalf information is being furnished) or to GAHR IV (if GAHR IV is the person furnishing information or on whose behalf information is being furnished).

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, the Parties are not Affiliates of one another.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York and Baltimore, Maryland are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the letter agreement dated as of January 20, 2021 between GAHR III and GAHR IV.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Debt Facilities” means, with respect to GAHR III, any Contract set forth in Section 4.12(a)(vi) of the GAHR III Disclosure Letter and with respect to GAHR IV, any Contract set forth in Section 5.12(a)(vi) of the GAHR IV Disclosure Letter.

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan (as defined in Section 409A of the Code), or employment, offer letter, severance, change-in-control, bonus, incentive, equity or equity-based compensation, health, welfare, fringe benefit, retirement, and any other compensatory or employee benefit plan, contract or arrangement of any kind (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated).

“Environmental Law” means any Law (including common law) relating to the pollution (or cleanup thereof) or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Reimbursement Amount” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to Section 9.3(b); provided, that such payment shall not exceed $4,000,000.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf since March 17, 2021, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the GAHR III Proxy Statement (with respect to GAHR III) and the GAHR IV Proxy Statement (with respect to GAHR IV), the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the GAHR III Proxy Statement (with respect to GAHR III) and the GAHR IV Proxy Statement (with respect to GAHR IV), the solicitation of stockholder approval, engaging the services of the Transfer Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a) (No Conflict; Required Filings and Consents); Section 4.4(a)-(b) (Capital Structure); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority; Approval Required); Section 5.3(a) (No Conflict; Required Filings and Consents) and Section 5.4(a)-(b) (Capital Structure).

“GAAP” means the United States generally accepted accounting principles.

“GAHR III Benefit Plan” means each Employee Benefit Plan which is sponsored, maintained, contributed to, or required to be contributed to by GAHR III or any GAHR III Subsidiary, or any of their respective ERISA Affiliates or with respect to which GAHR III or any GAHR III Subsidiary has or may have any liability or obligation.

“GAHR III Bylaws” means the Bylaws of GAHR III, as amended and in effect on the date hereof.

“GAHR III Charter” means the Articles of Amendment and Restatement of GAHR III dated January 15, 2014, as amended or supplemented and in effect on the date hereof.

“GAHR III Class I OP Unit” means a GAHR III OP Unit entitling the holder thereof to the rights of a holder of a “Partnership Class I Unit” as provided in the GAHR III Partnership Agreement.

“GAHR III Common Stock” means the common stock, $0.01 par value per share, of GAHR III.

“GAHR III DRP” means the distribution reinvestment plan of GAHR III.

“GAHR III Governing Documents” means the GAHR III Bylaws, the GAHR III Charter, the certificate of limited partnership of GAHR III Operating Partnership and the GAHR III Partnership Agreement.

“GAHR III Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence (collectively, a “Circumstance”) that individually or in the aggregate, would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of GAHR III and the GAHR III Subsidiaries, taken as a whole; provided, that, for purposes of the foregoing clause, “GAHR III Material Adverse Effect” shall not include any Circumstance to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which GAHR III or the GAHR III Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates (and including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak or any governmental or other response or reaction to any of the foregoing), (B) changes in general economic conditions in the industries in which GAHR III and the GAHR III Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement; provided that the exception in this clause (E) shall not apply to the representations and warranties contained in Section 4.3 (No Conflict; Required Filings and Consents), (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of GAHR IV, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof), (I) pandemics, disease outbreak or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing, (J) any Action made or initiated by any holder of GAHR III Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or (K) assuming no amendment, waiver or modification by the GAHR III Parties of any provision of the Contribution Agreement that was not approved by GAHR IV in writing in advance, any Circumstance to the extent related to the consummation of the AHI Platform Acquisition, which in the case of each of clauses (A), (B), (C), (D), (G) and (H) do not disproportionately affect GAHR III and the GAHR III Subsidiaries, taken as a whole, compared to other companies in the industry in which GAHR III and the GAHR III Subsidiaries operate.

“GAHR III OP Units” means the units of partnership interests in GAHR III Operating Partnership.

“GAHR III Parties” means GAHR III and GAHR III Operating Partnership.

“GAHR III Partnership Agreement” means the Agreement of Limited Partnership of GAHR III Operating Partnership, dated as of January 11, 2013, as amended through the date hereof.

“GAHR III Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by GAHR III or any GAHR III Subsidiary as of the Closing (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“GAHR III Proxy Statement” means the proxy statement relating to the GAHR III Stockholders Meeting, together with any amendments or supplements thereto.

“GAHR III Share Repurchase Plan” means the Second Amended and Restated Share Repurchase Plan of GAHR III, as amended and in effect as of the date of this Agreement.

“GAHR III Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of GAHR III Common Stock entitled to vote at the GAHR III Stockholders Meeting on the REIT Merger and the GAHR III Charter Amendment. For the avoidance of doubt, the term “GAHR III Charter Amendment” refers only to an amendment of the charter of GAHR III to delete Article XV of the charter of GAHR III in order to eliminate the limitations on “roll-up transactions” and does not refer to any other amendments to the charter of GAHR III that may be voted upon at the GAHR III Stockholders Meeting.

“GAHR III Stockholders Meeting” means the meeting of the holders of shares of GAHR III Common Stock for the purpose of seeking the GAHR III Stockholder Approval, including any postponement or adjournment thereof.

“GAHR III Subsidiary” means (a) any corporation of which more than 50% of the outstanding voting securities is, directly or indirectly, owned by GAHR III, and (b) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by GAHR III or of which GAHR III or any GAHR III Subsidiary is a general partner, manager, managing member or the equivalent, including GAHR III Operating Partnership.

“GAHR III Termination Payment” means an amount equal to the sum of $50,654,000 and the Expense Reimbursement Amount.

“GAHR IV Bylaws” means the Bylaws of GAHR IV, as amended and in effect on the date hereof.

“GAHR IV Charter” means the Third Articles of Amendment and Restatement of GAHR IV dated December 28, 2015, as amended or supplemented and in effect on the date hereof.

“GAHR IV Class I Common Stock” means the Class I Common Stock, $0.01 par value per share, of GAHR IV.

“GAHR IV Class T Common Stock” means the Class T Common Stock, $0.01 par value per share, of GAHR IV.

“GAHR IV Class I OP Unit” means a GAHR IV OP Unit entitling the holder thereof to the rights of a holder of a “Partnership Class I Unit” as provided in the GAHR IV Partnership Agreement.

“GAHR IV Class T OP Unit” means a GAHR IV OP Unit entitling the holder thereof to the rights of a holder of a “Partnership Class T Unit” as provided in the GAHR IV Partnership Agreement.

“GAHR IV Common Stock” means the common stock, $0.01 par value per share, of GAHR IV, including the GAHR IV Class T Common Stock and the GAHR IV Class I Common Stock.

“GAHR IV DRP” means the distribution reinvestment plan of GAHR IV.

“GAHR IV Governing Documents” means the GAHR IV Bylaws, the GAHR IV Charter, the certificate of limited partnership of GAHR IV Operating Partnership, and the GAHR IV Partnership Agreement.

“GAHR IV Material Adverse Effect” means any Circumstance that, individually or in the aggregate would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of GAHR IV and the GAHR IV Subsidiaries, taken as a whole; provided, that, for purposes of the foregoing clause, “GAHR IV Material Adverse Effect” shall not include any Circumstance to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which GAHR IV or the GAHR IV Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates and including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak or any governmental or other response or reaction to any of the foregoing, (B) changes in general economic conditions in the industries in which GAHR IV and the GAHR IV Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement; provided that the exception in this clause (E) shall not apply to the representations and warranties contained in Section 5.3 (No Conflict; Required Filings and Consents), (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of GAHR III, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof), (I) pandemics, disease outbreak or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing or (J) any Action made or initiated by any holder of GAHR IV Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (A), (B), (C), (D), (G) and (H) do not disproportionately affect GAHR IV and the GAHR IV Subsidiaries, taken as a whole, compared to other companies in the industry in which GAHR IV and the GAHR IV Subsidiaries operate.

“GAHR IV OP Units” means the units of partnership interests in GAHR IV Operating Partnership.

“GAHR IV Parties” means GAHR IV, Merger Sub and GAHR IV Operating Partnership.

“GAHR IV Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of GAHR IV Operating Partnership, dated as of February 16, 2016, as amended through the date hereof.

“GAHR IV Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by GAHR IV or any GAHR IV Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“GAHR IV Proxy Statement” means the proxy statement relating to the GAHR IV Stockholders Meeting, together with any amendments or supplements thereto.

“GAHR IV Share Repurchase Plan” means the Share Repurchase Plan of GAHR IV, as amended and in effect as of the date of this Agreement.

“GAHR IV Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of GAHR IV Common Stock entitled to vote at the GAHR IV Stockholders Meeting on the REIT Merger and the GAHR IV Charter Amendment.

“GAHR IV Stockholders Meeting” means the meeting of the holders of shares of GAHR IV Common Stock for the purpose of seeking the GAHR IV Stockholder Approval, including any postponement or adjournment thereof.

“GAHR IV Subsidiary” means (a) any corporation of which more than 50% of the outstanding voting securities is, directly or indirectly, owned by GAHR IV, and (b) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by GAHR IV or of which GAHR IV or any GAHR IV Subsidiary is a general partner, manager, managing member or the equivalent, including GAHR IV Operating Partnership.

“GAHR IV Termination Payment” means an amount equal to the sum of $23,028,000 and the Expense Reimbursement Amount.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that are listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Information Privacy and Security Laws” means applicable legal requirements concerning the use, ownership, maintenance, storage, collection, transfer, processing, controlling, privacy and/or security of Personal Information.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“IT Asset” means any company-owned information, system or hardware that is used in the course of business activities.

“Knowledge” means (i) with respect to any GAHR III Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the GAHR III Disclosure Letter and (ii) with respect to any GAHR IV Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the GAHR IV Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, excluding any restrictions on transfer of equity securities arising under applicable securities Laws.

“Material Contract” means any GAHR IV Material Contract or any GAHR III Material Contract, as applicable.

“Merger Sub Governing Documents” means the articles of organization and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Partnership Merger Consideration” means, (i) in respect of each GAHR III OP Unit, a number of GAHR III Class I OP Units equal to the Exchange Ratio and (ii) in respect of each GAHR IV OP Unit, one unit of limited partnership interest of the Surviving Partnership of like class.

“Permitted Encumbrances” means any of the following: (i) Encumbrances for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) mechanics and materialmen’s Encumbrances for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith or such Encumbrances which have been filed of record but which have been bonded over or otherwise insured against; (iii) with respect to any real property, post-closing escrow agreements, leases, license agreements and similar occupancy agreements, contribution and tax protection agreements, bottom dollar guarantees, terms and provisions of any joint venture agreements existing at the date of this Agreement, Encumbrances that are zoning regulations, entitlements (including associated security instruments encumbering any land for which GAHR III or GAHR IV has an option to purchase) or other land use or environmental regulations by any Governmental Authority; (iv) with respect to GAHR IV, Encumbrances that are disclosed on Section 1.1(b) of the GAHR IV Disclosure Letter (together with associated documentation which evidences or secures such Encumbrances, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation), and with respect GAHR III, Encumbrances that are disclosed on Section 1.1(a) of the GAHR III Disclosure Letter (together with associated documentation which evidences or secures such Encumbrances, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation); (v) with respect to GAHR IV, Encumbrances that are disclosed on the most recent consolidated balance sheet of GAHR IV, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to GAHR III, Encumbrances that are disclosed on the most recent consolidated balance sheet of GAHR III, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to GAHR IV or GAHR III, Encumbrances arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of GAHR IV or GAHR III, Encumbrances that are disclosed on existing title policies or reports made available to the other Party prior to the date hereof; or (viii) with respect to GAHR IV or GAHR III, Encumbrances that were incurred in the ordinary course of business since December 31, 2020, and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Personal Information” means data or other information relating, directly or indirectly, to an identified or identifiable natural person.

“Regulatory Approvals” means all consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Secure Data Room” means the virtual data room containing written documents and information relating to the GAHR III Parties and the GAHR IV Parties made available to GAHR III and its Representatives and GAHR IV and its Representatives for the purposes of conducting due diligence in connection with the Mergers.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any United States federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Termination Payment” means, as applicable, the GAHR III Termination Payment or the GAHR IV Termination Payment payable pursuant to Section 9.3(b).

“Wholly Owned GAHR III Subsidiary” means any directly or indirectly wholly owned subsidiary of GAHR III.

“Wholly Owned GAHR IV Subsidiary” means any directly or indirectly wholly owned subsidiary of GAHR IV.

(b) In addition to the terms defined in Section 1.1(a), the following terms shall have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Agreement	Section 7.3(d)
Agreement	Preamble
AHI Platform Acquisition	Recitals
Amended GAHR IV Advisory Agreement	Recitals
Articles of Merger	Section 2.3(a)
Charter Restrictions	Section 7.9
Closing	Section 2.2
Closing Date	Section 2.2
Competing Proposal	Section 7.3(n)(i)
Contribution Agreement	Recitals
DE SOS	Section 2.3(b)
DRULPA	Recitals
Encumbrances	Section 4.10(a)
Escrow Agreement	Section 9.3(f)
Exchange Ratio	Section 3.1(a)(i)
Form S-4	Section 7.1(a)
GAHR III	Preamble
GAHR III Adverse Recommendation Change	Section 7.3(d)
GAHR III Advisor	Recitals
GAHR III Board	Recitals
GAHR III Board Recommendation	Section 4.2(c)
GAHR III Charter Amendment	Recitals
GAHR III Designees	Section 7.13
GAHR III Disclosure Letter	Article IV
GAHR III Insurance Policies	Section 4.16
GAHR III Intervening Event	Section 7.3(n)(ii)
GAHR III Management Agreement Documents	Section 4.12(d)
GAHR III Material Contract	Section 4.12(b)
GAHR III Operating Partnership	Preamble
GAHR III Permits	Section 4.8(a)
GAHR III Preferred Stock	Section 4.4(a)
GAHR III Related-Party Agreements	Section 4.18
GAHR III SEC Documents	Section 4.5(a)
GAHR III Special Committee	Recitals
GAHR III Subsidiary Partnership	Section 4.13(h)
GAHR III Tax Protection Agreements	Section 4.13(h)
GAHR III Terminating Breach	Section 9.1(d)(i)
GAHR III Voting Debt	Section 4.4(d)
GAHR IV	Preamble

GAHR IV Adverse Recommendation Change	Section 7.3(j)
GAHR IV Advisor	Recitals
GAHR IV Board	Recitals
GAHR IV Board Recommendation	Section 5.2(c)
GAHR IV Charter Amendment	Recitals
GAHR IV Disclosure Letter	Article V
GAHR IV Insurance Policies	Section 5.16
GAHR IV Intervening Event	Section 7.3(n)(iii)
GAHR IV Management Agreement Documents	Section 5.12(d)
GAHR IV Material Contract	Section 5.12(b)
GAHR IV Operating Partnership	Preamble
GAHR IV Permits	Section 5.8(a)
GAHR IV Preferred Stock	Section 5.4(a)
GAHR IV Related Party Agreements	Section 5.18
GAHR IV SEC Documents	Section 5.5(a)
GAHR IV Special Committee	Recitals
GAHR IV Subsidiary Partnership	Section 5.13(h)
GAHR IV Tax Protection Agreements	Section 5.13(h)
GAHR IV Terminating Breach	Section 9.1(c)(i)
GAHR IV Voting Debt	Section 5.4(d)
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
Merger Effective Time	Section 2.3(a)
Merger Sub	Preamble
Mergers	Recitals
MGCL	Recitals
MLLCA	Recitals
Outside Date	Section 9.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Payor	Section 9.3(d)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Registered Securities	Section 7.1(a)
REIT Merger	Recitals
REIT Merger Consideration	Section 3.1(a)(i)
REIT Merger Effective Time	Section 2.3(a)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3(a)

Second Amended and Restated GAHR III Partnership Agreement	Recitals
Superior Proposal	Section 7.3(n)(iv)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Surviving Partnership Agreement	Section 2.4(c)
Takeover Statutes	Section 4.21
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.12(d)
Trilogy	Section 6.1(a)
Trilogy LLC Agreement	Section 6.1(a)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to United States dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and, as used in Section 6.1 and Section 6.2, similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, whether or not such words actually follow such phrase;

(j) references to a Person are also to its successors and permitted assigns;

(k) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(m) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

THE MERGERS

Section 2.1 The Mergers.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the REIT Merger Effective Time, GAHR III shall be merged with and into Merger Sub, whereupon the separate existence of GAHR III will cease, with Merger Sub surviving the REIT Merger (Merger Sub, as the surviving entity in the REIT Merger, sometimes being referred to herein as the “Surviving Entity”), such that following and as a result of the REIT Merger, the Surviving Entity will be a wholly owned subsidiary of GAHR IV. The REIT Merger shall have the effects provided in this Agreement and the Articles of Merger, and as specified in the applicable provisions of the MGCL and MLLCA.

(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DRULPA, at the Partnership Merger Effective Time, GAHR IV Operating Partnership shall be merged with and into GAHR III Operating Partnership, with GAHR III Operating Partnership surviving the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

Section 2.2 Closing. The closing of the Mergers (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by GAHR IV and GAHR III. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3 Effective Times.

(a) On the Closing Date (i) GAHR III shall cause the GAHR III Charter Amendment to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL; (ii) GAHR IV shall cause the GAHR IV Charter Amendment to be duly executed and filed with the SDAT in accordance with the MGCL; (iii) after the filing and effectiveness of the GAHR III Charter Amendment and the GAHR IV Charter Amendment, GAHR IV, GAHR III and Merger Sub shall cause articles of merger with respect to the REIT Merger to be duly executed and filed with the SDAT in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (iv) GAHR IV, GAHR III and Merger Sub shall make any other filings, recordings or publications required to be made by GAHR III or the Surviving Entity under the MGCL or MLLCA in connection with the REIT Merger. The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “REIT Merger Effective Time” and together with the Partnership Merger Effective Time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur on the Closing Date and before the Partnership Merger Effective Time. The Articles of Merger shall provide that the name of the Surviving Entity shall be “Continental Merger Sub, LLC.”

(b) On the Closing Date, GAHR IV Operating Partnership and GAHR III Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DRULPA (the “Partnership Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by GAHR IV Operating Partnership, GAHR III Operating Partnership or the Surviving Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Partnership Certificate of Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the REIT Merger Effective Time.

Section 2.4 Organizational Documents of the Surviving Entity and the Surviving Partnership.

(a) From and after the REIT Merger Effective Time, the charter of GAHR IV, including the amendments contemplated by this Agreement, shall remain in effect as the charter of GAHR IV until thereafter amended in accordance with applicable Law and the applicable provisions of the charter of GAHR IV, as amended.

(b) At the REIT Merger Effective Time and by virtue of the REIT Merger, the articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the REIT Merger Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization and operating agreement.

(c) At the Partnership Merger Effective Time, (i) the certificate of limited partnership of GAHR III Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership and (ii) the Second Amended and Restated GAHR III Partnership Agreement shall be the limited partnership agreement of the Surviving Partnership (the “Surviving Partnership Agreement”), until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Partnership Agreement.

Section 2.5 Managers of the Surviving Entity. At the REIT Merger Effective Time, by virtue of the REIT Merger, the member of Merger Sub shall manage the Surviving Entity.

Section 2.6 Tax Treatment of Mergers

(a) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Merger described in this Section 2.6(a), and no Party shall take a position inconsistent with such treatment.

(b) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall qualify as and constitute an “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which GAHR IV Operating Partnership contributes all of its assets and liabilities to GAHR III Operating Partnership in exchange for the Partnership Merger Consideration in a transaction qualifying under Section 721(a) of the Code and immediately thereafter, GAHR IV Operating Partnership distributes such Partnership Merger Consideration to the holders of the GAHR IV Partnership Units, with GAHR III Operating Partnership being the “resulting partnership” and a continuation of GAHR III Operating Partnership pursuant to Treasury Regulation Section 1.708-1(c)(1). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.6(b), and no Party shall take a position inconsistent with such treatment.

Section 2.7 Subsequent Actions. If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of GAHR IV Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out the intent of this Agreement, then the partners and officers of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1 Effects of the Mergers.

(a) The REIT Merger. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any further action on the part of GAHR III or Merger Sub or the holders of any securities of GAHR IV, GAHR III or Merger Sub:

(i) Each share of GAHR III Common Stock, or fraction thereof, issued and outstanding as of immediately prior to the REIT Merger Effective Time will be converted into the right to receive, in accordance with the terms of this Agreement 0.9266 shares or the proportionate fraction thereof with respect to any fractional shares (the “Exchange Ratio”) (upon the proper surrender of such Book-Entry Share) of validly issued, fully paid and nonassessable shares of GAHR IV Class I Common Stock (the “REIT Merger Consideration”) in accordance with Section 3.2 and subject to Section 3.1(a)(ii), Section 3.1(a)(iii), Section 3.1(a)(iv), Section 3.1(c), Section 3.3 and the next sentence of this Section 3.1(a)(i). The REIT Merger Consideration payable to each holder of GAHR III Common Stock with respect to their shares of GAHR III Common Stock will be aggregated and each such holder shall be entitled to receive such number of shares of GAHR IV Common Stock, including any fraction thereof (which fraction shall be rounded up to the nearest 1/1,000th of a share), consistent with the Exchange Ratio. From and after the REIT Merger Effective Time, all such shares of GAHR III Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of GAHR III Common Stock shall cease to have any rights with respect thereto, except for the right to receive the REIT Merger Consideration therefor in accordance with Section 3.2.

(ii) Each share of restricted GAHR III Common Stock that is issued and outstanding as of immediately prior to the REIT Merger Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, in accordance with the terms of the Agreement a number of shares of GAHR IV Common Stock equal to the Exchange Ratio multiplied by the number of shares of GAHR III Common Stock subject to each such award, rounded down to the nearest whole number of shares of GAHR IV Common Stock, and subject to the same vesting schedule as the restricted GAHR III Common Stock (upon the proper surrender of such Book-Entry Share).

(iii) Each share of GAHR III Common Stock, if any, then held by any Wholly Owned GAHR III Subsidiary shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.

(iv) Each share of GAHR III Common Stock, if any, then held by GAHR IV or any Wholly Owned GAHR IV Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.

(v) Each membership interest of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain the only issued and outstanding membership interests of Merger Sub, and GAHR IV shall remain the sole member of Merger Sub.

(b) The Partnership Merger. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of GAHR IV Operating Partnership or GAHR III Operating Partnership or the holders of any securities of GAHR IV Operating Partnership or GAHR III Operating Partnership:

(i) Each GAHR IV OP Unit outstanding as of immediately prior to the Partnership Merger Effective Time will be converted into the right to receive (upon the proper surrender of such GAHR IV OP Unit) the Partnership Merger Consideration therefor, and shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a GAHR IV OP Unit shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor;

(ii) Subject to Section 3.1(c), each GAHR III OP Unit outstanding as of immediately prior to the Partnership Merger Effective Time will be automatically converted without any action on the part of the holder thereof into the Partnership Merger Consideration therefor; and

(iii) Merger Sub will be the general partner of the Surviving Partnership.

(c) Adjustment of the REIT Merger Consideration and Partnership Merger Consideration. Between the date of this Agreement and the applicable Merger Effective Time, if any of GAHR III, GAHR III Operating Partnership, GAHR IV or GAHR IV Operating Partnership should split, combine or otherwise reclassify the GAHR III Common Stock, the GAHR III OP Units, any class of the GAHR IV Common Stock or the GAHR IV OP Units, or make a dividend or other distribution in shares of the GAHR III Common Stock, the GAHR III OP Units, the GAHR IV Common Stock or the GAHR IV OP Units (including any dividend or other distribution of securities convertible into GAHR III Common Stock, GAHR III OP Units, GAHR IV Common Stock or GAHR IV OP Units), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(d) Transfer Books. From and after the REIT Merger Effective Time, the share transfer books of GAHR III and GAHR IV Operating Partnership shall be closed, and thereafter there shall be no further registration of transfers of GAHR III Common Stock or GAHR IV OP Units. From and after the Merger Effective Time, Persons who held GAHR III Common Stock or GAHR IV OP Units outstanding immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for in this Agreement or by applicable Law.

Section 3.2 Exchange Procedures; Distributions with Respect to Unexchanged Shares.

(a) As soon as practicable following the REIT Merger Effective Time, GAHR IV shall cause its transfer agent, DST Systems, Inc. (or any successor transfer agent for GAHR IV, the “Transfer Agent”) to record the issuance on the stock records of GAHR IV of the amount of GAHR IV Common Stock that is issuable to each holder of shares of GAHR III Common Stock (including any fractional shares thereof), pursuant to Section 3.1(a)(i). Shares of GAHR IV Common Stock issuable pursuant to this Section 3.2(a) in exchange for shares of GAHR III Common Stock shall be in book-entry form.

(b) After the REIT Merger Effective Time, there shall be no further registration of transfers of shares of GAHR III Common Stock. If, after the REIT Merger Effective Time, shares are presented to the Surviving Entity or the Transfer Agent, they shall be cancelled and exchanged for the REIT Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(c) None of GAHR IV, GAHR IV Operating Partnership, the Surviving Entity, the Surviving Partnership or the Transfer Agent or any other Person shall be liable to any holder of GAHR III Common Stock for any REIT Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law. Any amounts remaining unclaimed by holders of shares of GAHR III Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of GAHR IV free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(d) As soon as reasonably practicable after the Partnership Merger Effective Time, GAHR IV and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of GAHR IV OP Units with the Partnership Merger Consideration therefor, subject to the receipt of customary representations from such holders.

Section 3.3 Withholding Rights. Each and any GAHR III Party, GAHR IV Party, the Surviving Entity, the Surviving Partnership or the Transfer Agent, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration, the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of GAHR III Common Stock or GAHR IV OP Units, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.5 General Effects of the Mergers.

(a) At the REIT Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the REIT Merger Effective Time, all of the property, rights, privileges, powers and franchises of GAHR III and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of GAHR III and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

(b) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of GAHR IV Operating Partnership and GAHR III Operating Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of GAHR IV Operating Partnership and GAHR III Operating Partnership shall become the debts, liabilities and duties of the Surviving Partnership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE GAHR III PARTIES

Except (a) as set forth in the disclosure letter prepared by the GAHR III Parties and delivered by the GAHR III Parties to the GAHR IV Parties contemporaneously with the execution of this Agreement (the “GAHR III Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the GAHR III Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced), provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the GAHR III Disclosure Letter corresponding to such Fundamental Representation, provided, further, that nothing in the GAHR III Disclosure Letter is intended to broaden the scope of any representation or warranty of the GAHR III Parties made herein) or (b) as disclosed in the GAHR III SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC after December 31, 2020 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such GAHR III SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent on its face, provided, that the disclosures in the GAHR III SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section of the GAHR III Disclosure Letter, and (ii) the representations and warranties made in Section 4.5(a) through Section 4.5(c) (SEC Documents; Financial Statements), the GAHR III Parties hereby, jointly and severally, represent and warrant to the GAHR IV Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) GAHR III is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. GAHR III is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.

(b) Each GAHR III Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each GAHR III Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.

(c) Section 4.1(c) of the GAHR III Disclosure Letter sets forth, as of the date hereof, a true and complete list of the GAHR III Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which GAHR III and the GAHR III Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by GAHR III in each GAHR III Subsidiary, including a list of each GAHR III Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”) and each GAHR III Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Section 4.1(d) of the GAHR III Disclosure Letter sets forth, as of the date hereof, a true and complete list of any equity interest or investment (whether equity or debt) in any Person (other than in the GAHR III Subsidiaries and investments in short-term investment securities) owned directly or indirectly by any GAHR III Party.

(e) Prior to the date hereof, GAHR III has made available to GAHR IV complete and correct copies of the GAHR III Governing Documents. Each of GAHR III and GAHR III Operating Partnership is in compliance with the terms of its GAHR III Governing Documents in all material respects. True and complete copies of GAHR III’s minute book have been made available by GAHR III to GAHR IV prior to the date hereof.

(f) GAHR III has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the GAHR III Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2 Authority; Approval Required.

(a) Each of the GAHR III Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the GAHR III Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the GAHR III Parties and the consummation by the GAHR III Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the GAHR III Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to receipt of the GAHR III Stockholder Approval, the filing of Articles of Amendment relating to the GAHR III Charter Amendment with, and acceptance for record of such Articles of Amendment, by the SDAT and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS.

(b) This Agreement has been duly executed and delivered by the GAHR III Parties, and assuming due authorization, execution and delivery by the GAHR IV Parties, constitutes a legally valid and binding obligation of the GAHR III Parties enforceable against the GAHR III Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the GAHR III Special Committee, the GAHR III Board (including a majority of directors not otherwise interested in the Mergers) has (i) determined that the terms of this Agreement, the Mergers, the Contribution Agreement, the Second Amended and Restated GAHR III Partnership Agreement, the GAHR III Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interest of GAHR III and that this Agreement, the Mergers, the Contribution Agreement and the other transactions contemplated by this Agreement are fair and reasonable to GAHR III and are on terms and conditions no less favorable to GAHR III than those available from unaffiliated third parties, (ii) authorized and approved this Agreement, the Contribution Agreement, the Second Amended and Restated GAHR III Partnership Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger and the GAHR III Charter Amendment be submitted to a vote of the holders of GAHR III Common Stock and (iv) except as may be permitted pursuant to Section 7.3, resolved to include in the GAHR III Proxy Statement the recommendation of the GAHR III Board to holders of GAHR III Common Stock to vote in favor of approval of the REIT Merger and the GAHR III Charter Amendment (such recommendation, the “GAHR III Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) The GAHR III Stockholder Approval is the only vote of the holders of securities of GAHR III or GAHR III Operating Partnership required to approve the Mergers.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the GAHR III Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the GAHR III Stockholder Approval, conflict with or violate any provision of (A) the GAHR III Governing Documents or (B) any equivalent organizational or governing documents of any other GAHR III Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to GAHR III or any GAHR III Subsidiary or by which any property or asset of GAHR III or any GAHR III Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of GAHR III or any GAHR III Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of GAHR III or any GAHR III Subsidiary pursuant to, any Contract or Permit to which GAHR III or any GAHR III Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the GAHR III Parties do not, and the performance of this Agreement by each of the GAHR III Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such GAHR III Parties, except (i) the filing with the SEC of (A) the GAHR III Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the GAHR III Disclosure Letter, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.

Section 4.4 Capital Structure.

(a) The authorized capital stock of GAHR III consists of 1,000,000,000 shares of GAHR III Common Stock, and 200,000,000 shares of preferred stock, $0.01 par value per share (“GAHR III Preferred Stock”). At the close of business on June 22, 2021, (i) 193,889,872 shares of GAHR III Common Stock were issued and outstanding, and (ii) no shares of GAHR III Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of GAHR III are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.4, there is no other outstanding capital stock of GAHR III.

(b) As of the close of business on June 22, 2021, 193,890,094 GAHR III OP Units are issued and outstanding. As of the date hereof, all the GAHR III OP Units are held by GAHR III or a Wholly Owned GAHR III Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances and free of preemptive rights. All of the GAHR III OP Units are duly authorized and validly issued.

(c) All of the outstanding shares of capital stock of each of the GAHR III Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the GAHR III Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the GAHR III Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. GAHR III or GAHR III Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the GAHR III Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of GAHR III or any GAHR III Subsidiary (“GAHR III Voting Debt”) issued and outstanding. There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which GAHR III or any of the GAHR III Subsidiaries is a party or by which any of them is bound obligating GAHR III or any of the GAHR III Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of GAHR III or any GAHR III Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) except as provided under the GAHR III Share Repurchase Plan or the Contribution Agreement, redeem, repurchase or otherwise acquire any such shares of capital stock, GAHR III Voting Debt or other equity interests.

(e) Neither GAHR III nor any GAHR III Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of GAHR III or any of the GAHR III Subsidiaries. Neither GAHR III nor any GAHR III Subsidiary has granted any registration rights on any of its capital stock. No GAHR III Common Stock is owned by any GAHR III Subsidiary.

(f) GAHR III does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of GAHR III Common Stock and any material dividends or other distributions on any securities of any GAHR III Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(h) All of the outstanding securities of the GAHR III Parties were issued in compliance with applicable securities Laws.

Section 4.5 SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) GAHR III has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by GAHR III under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since December 31, 2018 (the forms, documents, statements and reports filed with the SEC since December 31, 2018 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “GAHR III SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the GAHR III SEC Documents (i) complied, or with respect to GAHR III SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to GAHR III SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the GAHR III SEC Documents is, to the Knowledge of GAHR III, the subject of ongoing SEC review and GAHR III does not have any outstanding and unresolved comments from the SEC with respect to any GAHR III SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of GAHR III, threatened. None of the GAHR III SEC Documents is the subject of any confidential treatment request by GAHR III.

(b) Prior to the date hereof, GAHR III has made available to GAHR IV complete and correct copies of all written correspondence between the SEC, on one hand, and GAHR III, on the other hand, since December 31, 2018. At all applicable times, GAHR III has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) The consolidated audited and unaudited financial statements of GAHR III and the GAHR III Subsidiaries included, or incorporated by reference, in the GAHR III SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later GAHR III SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of GAHR III and GAHR III Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to GAHR III) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of GAHR III and the GAHR III Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, stockholders’ equity and cash flows of GAHR III and the GAHR III Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of GAHR III, threatened, in each case regarding any accounting practices of GAHR III.

(d) Since December 31, 2018, (A) GAHR III has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by GAHR III in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to GAHR III’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of GAHR III required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting GAHR III’s management to material information required to be included in GAHR III’s periodic reports required under the Exchange Act (if GAHR III was required to file such reports). GAHR III and GAHR III Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. GAHR III has disclosed to GAHR III’s auditors and audit committee (and made summaries of such disclosures available to GAHR IV) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect GAHR III’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of GAHR III, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e) GAHR III is not and none of the GAHR III Subsidiaries are, a party to, and none of GAHR III nor any GAHR III Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among GAHR III and any GAHR III Subsidiary, on the one hand, and any unconsolidated Affiliate of GAHR III or any GAHR III Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, GAHR III, any GAHR III Subsidiary or GAHR III’s or such GAHR III Subsidiary’s audited financial statements or other GAHR III SEC Documents.

(f) Neither GAHR III nor any GAHR III Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g) Neither GAHR III nor any GAHR III Subsidiary nor, to the Knowledge of GAHR III, any director, officer or Representative of GAHR III or any GAHR III Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither GAHR III nor any GAHR III Subsidiary has received any written communication that alleges that GAHR III or any GAHR III Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, (a) GAHR III and all GAHR III Subsidiaries have conducted their respective business in all material respects in the ordinary course of business, (b) neither GAHR III nor any GAHR III Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of Business by GAHR III) if taken from and after the date of this Agreement and (c) there has not been any GAHR III Material Adverse Effect or any Circumstance that, individually or in the aggregate with all other Circumstances, would reasonably be expected to have a GAHR III Material Adverse Effect.

Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of GAHR III dated as of December 31, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2020, neither GAHR III nor any GAHR III Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a GAHR III Material Adverse Effect.

Section 4.8 Permits; Compliance with Law.

(a) GAHR III and each GAHR III Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for GAHR III and each GAHR III Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “GAHR III Permits”), and all such GAHR III Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the GAHR III Permits, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect. No event has occurred with respect to any of the GAHR III Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such GAHR III Permits. To the Knowledge of GAHR III, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of GAHR III or the GAHR III Subsidiaries that impairs the validity of any GAHR III Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any GAHR III Permit, except where the impairment or revocation of any such GAHR III Permit, individually, or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.

(b) Neither GAHR III nor any GAHR III Subsidiary is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to GAHR III or any GAHR III Subsidiary or by which any property or asset of GAHR III or any other GAHR III Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11 or Section 4.13, which are solely addressed in those sections), or (ii) any GAHR III Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.

Section 4.9 Litigation. There is no material Action or investigation to which GAHR III or any GAHR III Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of GAHR III, threatened before any Governmental Authority, and, to the Knowledge of GAHR III, there is no basis for any such action, suit, proceeding or investigation. None of GAHR III and the GAHR III Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of GAHR III or the GAHR III Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which GAHR III or any of the GAHR III Subsidiaries is or was a party, or, to the Knowledge of GAHR III, in any other proceeding, that enjoins or requires GAHR III or any of the GAHR III Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2020, none of GAHR III, any GAHR III Subsidiary or any Representative of the foregoing has received or made any settlement offer for any Action to which GAHR III or any GAHR III Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $200,000 individually.

Section 4.10 Properties.

(a) Section 4.10(a) of the GAHR III Disclosure Letter lists the GAHR III Properties, and sets forth the GAHR III Party or applicable GAHR III Subsidiary owning such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to GAHR IV prior to the date hereof: (A) GAHR III or a GAHR III Subsidiary owns fee simple title to, or a valid leasehold interest in, the GAHR III Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), except for Permitted Encumbrances; (B) except as has not had and would not, individually or in the aggregate, have a GAHR III Material Adverse Effect, neither GAHR III nor any GAHR III Subsidiary has received written notice of any violation of any Law which has not yet been cured affecting any portion of any of the GAHR III Properties issued by any Governmental Authority; and (C) except as would not, individually or in the aggregate, have a GAHR III Material Adverse Effect, neither GAHR III nor any GAHR III Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the GAHR III Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the GAHR III Properties or by the continued maintenance, operation or use of the parking areas.

(b) GAHR III has not received written notice of, nor does GAHR III have any Knowledge of, any latent defects or adverse physical conditions affecting any of the GAHR III Properties or the improvements thereon, except as would not, individually or in the aggregate, have a GAHR III Material Adverse Effect.

(c) GAHR III and the GAHR III Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither GAHR III’s, nor the GAHR III Subsidiaries’, ownership of any such personal property is subject to any Encumbrances, other than Permitted Encumbrances.

(d) A policy of title insurance has been issued for each of the GAHR III Properties insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by GAHR III or the applicable GAHR III Subsidiary and (ii) to the Knowledge of GAHR III, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of GAHR III, is threatened relating to any of the GAHR III Parties, any of the GAHR III Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the GAHR III Parties, the other GAHR III Subsidiaries and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the GAHR III Parties and each other GAHR III Subsidiary is in possession of all Environmental Permits necessary for GAHR III and each GAHR III Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect; (iv) any and all Hazardous Substances disposed of by GAHR III and each GAHR III Subsidiary was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) GAHR III Parties, any of the GAHR III Subsidiaries and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; and (vi) there are no liabilities or obligations (and no asserted liability or obligations) of the GAHR III Parties or any of the other GAHR III Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12 Material Contracts.

(a) Prior to the date hereof, GAHR III has made available to GAHR IV (by posting to the Secure Data Room or by filing with the SEC as an exhibit to GAHR III’s Annual Report on Form 10-K for the year ending December 31, 2020 or any subsequent current or periodic report) a true, correct and complete copy of each Contract in effect as of the date hereof to which GAHR III or any GAHR III Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed with the SEC as an exhibit to GAHR III’s Annual Report on Form 10-K for the year ending December 31, 2020 or any subsequent current or periodic report;

(ii) is required to be described pursuant to Item 401 of Regulation S-K promulgated under the Securities Act;

(iii) obligates the GAHR III Parties or any other GAHR III Subsidiary to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within 90 days without material penalty to the GAHR III Parties or any other GAHR III Subsidiary;

(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the GAHR III

Parties or any other GAHR III Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the GAHR III Parties or any other GAHR III Subsidiary or the geographic area in which the GAHR III Parties or any other GAHR III Subsidiary may conduct business;

(v) is a Contract that obligates the GAHR III Parties or any other GAHR III Subsidiary to indemnify any past or present directors, officers, or employees of the GAHR III Parties or any other GAHR III Subsidiary pursuant to which the GAHR III Parties or any other GAHR III Subsidiary is the indemnitor;

(vi) constitutes (A) an Indebtedness obligation of the GAHR III Parties or any other GAHR III Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract under which (1) any Person including GAHR III or a GAHR III Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of GAHR III or GAHR III Subsidiary or (2) GAHR III or a GAHR III Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including GAHR III or another GAHR III Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vii) requires the GAHR III Parties or any other GAHR III Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(ix) constitutes a loan to any Person (other than a Wholly Owned GAHR III Subsidiary) by GAHR III or any GAHR III Subsidiary in an amount in excess of $500,000;

(x) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the GAHR III Parties or any other GAHR III Subsidiary with a third party;

(xi) prohibits the pledging of the capital stock of GAHR III or any GAHR III Subsidiary or prohibits the issuance of guarantees by any GAHR III Subsidiary;

(xii) contains covenants expressly limiting, in any material respect, the ability of GAHR III or any GAHR III Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of GAHR III or any GAHR III Subsidiary;

(xiii) contains restrictions on the ability of GAHR III or any GAHR III Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of GAHR III and GAHR III Subsidiaries);

(xiv) is with a Governmental Authority;

(xv) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xvi) is an employment Contract or consulting Contract;

(xvii) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xviii) is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company or service provider;

(xix) provides severance, retention, or transaction bonus payments, change-of-control payments, or similar compensation;

(xx) is a settlement agreement or release of claims with any current employee or with any former employee within the past five years;

(xxi) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the GAHR III Properties or that otherwise gives rights with regard to use of the GAHR III Properties, in each case that could result in payments, individually or in the aggregate, in excess of $500,000; or

(xxii) is both (A) not made in the ordinary course of business and (B) material to GAHR III and the GAHR III Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 4.12(a) to which the GAHR III Parties or any other GAHR III Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “GAHR III Material Contract.”

(c) Each GAHR III Material Contract is legal, valid, binding and enforceable on the GAHR III Parties and each other GAHR III Subsidiary that is a party thereto and, to the Knowledge of GAHR III, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The GAHR III Parties and each other GAHR III Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each GAHR III Material Contract and, to the Knowledge of GAHR III, each other party thereto has performed all obligations required to be performed by it under such GAHR III Material Contract prior to the date hereof. None of the GAHR III Parties or any other GAHR III Subsidiary, nor, to the Knowledge of GAHR III, any other party thereto, is in breach or violation of, or default under, any GAHR III Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any GAHR III Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect. None of the GAHR III Parties or any other GAHR III Subsidiary has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any GAHR III Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect. Since December 31, 2020, neither GAHR III nor any GAHR III Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any GAHR III Material Contract.

(d) Section 4.12(d) of the GAHR III Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the GAHR III Properties on behalf of GAHR III or any GAHR III Subsidiary, and describes the property that is subject to such management agreement, GAHR III or the applicable GAHR III Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on GAHR III or the applicable GAHR III Subsidiary and relating thereto (collectively, the “GAHR III Management Agreement Documents”). The true, correct and complete copies of all GAHR III Management Agreement Documents have been made available to GAHR IV prior to the date hereof. Each GAHR III Management Agreement Document is valid, binding and in full force and effect as against GAHR III or the applicable GAHR III Subsidiary and, to the Knowledge of GAHR III, as against the other party thereto. Neither GAHR III nor any GAHR III Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator.

Section 4.13 Taxes.

(a) Each GAHR III Party and each other GAHR III Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each GAHR III Party and each other GAHR III Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by GAHR III and each GAHR III Subsidiary with respect to the taxable years ending on or after GAHR III’s formation have been made available to GAHR IV prior to the date hereof. To the Knowledge of GAHR III, no written claim has been proposed by any Governmental Authority in any jurisdiction where GAHR III or any GAHR III Subsidiary do not file Tax Returns that GAHR III or any GAHR III Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Beginning with its initial taxable year ending on December 31, 2014, and through and including the Closing Date (determined as if GAHR III’s current taxable year ended immediately prior to Closing), GAHR III (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for GAHR III is expected to enable GAHR III to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in GAHR III’s failure to qualify as a REIT, and no challenge to GAHR III’s status as a REIT is pending or threatened in writing. No GAHR III Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. GAHR III’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) GAHR III’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) GAHR III’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of GAHR III, threatened with regard to any material Taxes or Tax Returns of GAHR III or any GAHR III Subsidiary; (ii) no material deficiency for Taxes of GAHR III or any GAHR III Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of GAHR III, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect; (iii) neither GAHR III nor any GAHR III Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither GAHR III nor any GAHR III Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither GAHR III nor any GAHR III Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each GAHR III Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e) Neither GAHR III nor any GAHR III Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) Since its inception, GAHR III and the GAHR III Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) GAHR III has not, and none of the GAHR III Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of GAHR III no condition or circumstance exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon GAHR III or any GAHR III Subsidiary.

(g) GAHR III and the GAHR III Subsidiaries, and to the Knowledge of GAHR III, any predecessor employers of the foregoing, have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no GAHR III Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of GAHR III threatened to raise, a material claim against GAHR III or any GAHR III Subsidiary for any breach of any GAHR III Tax Protection Agreements. As used herein, “GAHR III Tax Protection Agreements” means any written agreement to which GAHR III or any GAHR III Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a GAHR III Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a GAHR III Subsidiary Partnership, GAHR III or any GAHR III Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “GAHR III Subsidiary Partnership” means a GAHR III Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Encumbrances upon any property or assets of GAHR III or any GAHR III Subsidiary except Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving GAHR III or any GAHR III Subsidiary, and after the Closing Date neither GAHR III nor any other GAHR III Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Neither GAHR III nor any GAHR III Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither GAHR III nor any GAHR III Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither GAHR III nor any GAHR III Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any GAHR III Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m) Neither GAHR III nor any GAHR III Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither GAHR III nor any GAHR III Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by GAHR III or any GAHR III Subsidiary (other than to GAHR III or a GAHR III Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p) Neither GAHR III nor any GAHR III Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of GAHR III is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q) GAHR III is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14 Intellectual Property. Neither GAHR III nor any GAHR III Subsidiary: (a) owns any registered trademarks, patents or copyrights, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect, (i) no Intellectual Property used by GAHR III or any GAHR III Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of GAHR III or any GAHR III Subsidiary, and (iii) GAHR III and the GAHR III Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of GAHR III and the GAHR III Subsidiaries as it is currently conducted. Since December 31, 2020, neither GAHR III nor any GAHR III Subsidiary has received any written or, to the Knowledge of GAHR III, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Information Privacy & Security. GAHR III and any GAHR III Subsidiary has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of GAHR III and any GAHR III Subsidiary, those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and GAHR III and any GAHR III Subsidiary is in compliance with such policies and procedures. GAHR III and any GAHR III Subsidiary has disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance with applicable legal requirements and customer contracts. GAHR III and any GAHR III Subsidiary has not experienced any data security breach of any IT Assets, that would constitute a breach for which notification to individuals, third parties and/or any Governmental Authority. GAHR III and any GAHR III Subsidiary has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and all of its IT Assets, against any unauthorized use, access, interruption, modification or corruption.

Section 4.16 Insurance. Section 4.16 of the GAHR III Disclosure Letter sets forth a true and complete list of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for GAHR III and the GAHR III Subsidiaries (the “GAHR III Insurance Policies”), which GAHR III Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of GAHR III and GAHR III Subsidiaries and sufficient to allow each to replace any of its assets that might be damaged or destroyed, subject to commercially reasonable deductibles or retentions. Each GAHR III Insurance Policy is in full force and effect. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect, all premiums due and payable under all GAHR III Insurance Policies have been paid, and GAHR III and the GAHR III Subsidiaries have otherwise complied in all material respects with the terms and conditions of all GAHR III Insurance Policies and all claims, events and occurrences that may be covered under any GAHR III Insurance Policy have been noticed pursuant to the conditions in such policy. No written notice of cancellation or termination has been received by GAHR III or any GAHR III Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. GAHR III has made available to GAHR IV true and correct copies of all GAHR III Insurance Policies prior to the date hereof. No GAHR III Insurance Policies are written on retrospective, audited or similar premium basis.

Section 4.17 Employee Matters. Except as a result of the transactions contemplated by the Contribution Agreement, there are no GAHR III Benefit Plans, and neither GAHR III nor any GAHR III Subsidiary has, or has ever had, any employees or sponsored or maintained any Employee Benefit Plans, other than the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event but excluding the transactions contemplated by the Contribution Agreement and the Employee Benefit Plans of the parties thereto for purposes hereof) will (i) entitle any current or former employee, officer, director, or independent contractor to any payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other obligation under, any Employee Benefit Plan, or (iii) result in any payment under any Employee Benefit Plan not being deductible pursuant to Section 280G of the Code.

Section 4.18 Related-Party Transactions. Except as described in the GAHR III SEC Documents filed with or furnished to the SEC on or after December 31, 2018 and prior to the date hereof (the “GAHR III Related-Party Agreements”), no agreements, arrangements or understandings between any of the GAHR III Parties or any other GAHR III Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among GAHR III and GAHR III Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.19 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.19 of the GAHR III Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.19 of the GAHR III Disclosure Letter, pursuant to the terms of the engagement letter between GAHR III and such Person, true, correct and complete copies of which have been provided to GAHR IV prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the GAHR III Parties or any other GAHR III Subsidiary.

Section 4.20 Opinion of Financial Advisor. The GAHR III Special Committee has received the oral opinion of Robert A. Stanger & Co., Inc. (which was confirmed in writing, as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the REIT Merger Consideration to be paid to holders of the GAHR III Common Stock is fair, from a financial point of view, to the holders of shares of the GAHR III Common Stock (other than GAHR IV and its Affiliates). GAHR III will deliver to GAHR IV a complete and correct copy of such opinion promptly after receipt thereof by the GAHR III Special Committee solely for informational purposes.

Section 4.21 Takeover Statutes. None of GAHR III or any GAHR III Subsidiary is, nor at any time during the last two years has been, an “interested stockholder” of GAHR IV as defined in Section 3-601 of the MGCL. The GAHR III Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of GAHR III Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 4.22 Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of the GAHR III Parties or any GAHR III Subsidiary for inclusion or incorporation by reference in (a) the GAHR III Proxy Statement will, at the time it is first mailed to the GAHR III stockholders, at the time of the GAHR III Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that GAHR III is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to GAHR III and the GAHR III Subsidiaries (or other information supplied by or on behalf of GAHR III or any GAHR III Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by or on behalf of the GAHR IV Parties.

Section 4.23 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, none of the GAHR III Parties or any other Person on behalf of a GAHR III Party has made any representation or warranty, expressed or implied, with respect to the GAHR III Parties or any other GAHR III Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the GAHR III Parties or any other GAHR III Subsidiary. In particular, without limiting the foregoing disclaimer, none of the GAHR III Parties or any other Person on behalf of a GAHR III Party makes or has made any representation or warranty to any GAHR IV Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the GAHR III Parties in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the GAHR IV Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the GAHR III Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the GAHR III Parties acknowledge and agree that none of the GAHR IV Parties or any other Person on behalf of a GAHR IV Party has made or is making any representations or warranties relating to the GAHR IV Parties whatsoever, express or implied, beyond those expressly given by the GAHR IV Parties in Article V or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any GAHR IV Party furnished or made available to the GAHR III Parties or any of their respective Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE GAHR IV PARTIES

Except (a) as set forth in the disclosure letter prepared by the GAHR IV Parties and delivered by the GAHR IV Parties to the GAHR III Parties contemporaneously with the execution of this Agreement (the “GAHR IV Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the GAHR IV Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced), provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the GAHR IV Disclosure Letter corresponding to such Fundamental Representation, provided, further, that nothing in the GAHR IV Disclosure Letter is intended to broaden the scope of any representation or warranty of the GAHR IV Parties made herein) or (b) as disclosed in the GAHR IV SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC after December 31, 2020 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such GAHR IV SEC Documents to a matter covered by a representation or warranty set forth in this Article V is reasonably apparent on its face, provided, that the disclosures in the GAHR IV SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section of the GAHR IV Disclosure Letter, and (ii) the representations and warranties made in Section 5.5(a) through Section 5.5(c) (SEC Documents; Financial Statements), the GAHR IV Parties hereby, jointly and severally, represent and warrant to the GAHR III Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) GAHR IV is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of GAHR IV and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.

(b) Each GAHR IV Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each GAHR IV Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.

(c) Section 5.1(c) of the GAHR IV Disclosure Letter sets forth, as of the date hereof, a true and complete list of the GAHR IV Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which GAHR IV and the GAHR IV Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by GAHR IV in each GAHR IV Subsidiary, including a list of each GAHR IV Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each GAHR IV Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Section 5.1(d) of the GAHR IV Disclosure Letter sets forth, as of the date hereof, a true and complete list of any equity interest or investment (whether equity or debt) in any Person (other than in the GAHR IV Subsidiaries and investments in short-term investment securities) owned directly or indirectly by any GAHR IV Party.

(e) Prior to the date hereof, GAHR IV has made available to GAHR III complete and correct copies of the GAHR IV Governing Documents. Each of GAHR IV and GAHR IV Operating Partnership is in compliance with the terms of its GAHR IV Governing Documents in all material respects. True and complete copies of GAHR IV’s minute book have been made available by GAHR IV to GAHR III prior to the date hereof.

(f) GAHR IV has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the GAHR IV Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2 Authority; Approval Required.

(a) Each of the GAHR IV Parties has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the GAHR IV Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the GAHR IV Parties and the consummation by the GAHR IV Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of the GAHR IV Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to receipt of the GAHR IV Stockholder Approval, the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS and (iii) with respect to the GAHR IV Charter Amendment, to receipt of the GAHR IV Stockholder Approval, the filing of Articles of Amendment and Restatement relating to the GAHR IV Charter Amendment with, and acceptance for record of such Articles of Amendment and Restatement, by the SDAT.

(b) This Agreement has been duly executed and delivered by the GAHR IV Parties, and assuming due authorization, execution and delivery by the GAHR III Parties, constitutes a legally valid and binding obligation of the GAHR IV Parties enforceable against the GAHR IV Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the GAHR IV Special Committee, the GAHR IV Board (including a majority of directors not otherwise interested in the Mergers) has (i) determined that the terms of this Agreement, the Amended GAHR IV Advisory Agreement, the

GAHR IV Charter Amendment, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interest of GAHR IV and that this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair and reasonable to GAHR IV and are on terms and conditions no less favorable to GAHR IV than those available from unaffiliated third parties, (ii) authorized and approved this Agreement, the Amended GAHR IV Advisory Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger and the GAHR IV Charter Amendment be submitted to a vote of the holders of GAHR IV Common Stock and (iv) except as may be permitted pursuant to Section 7.3, resolved to include in the GAHR IV Proxy Statement the recommendation of the GAHR IV Board to holders of GAHR IV Common Stock to vote in favor of approval of the REIT Merger and the GAHR IV Charter Amendment (such recommendation, the “GAHR IV Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) GAHR IV, as the sole member of Merger Sub, has approved this Agreement and the REIT Merger.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the GAHR IV Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the GAHR IV Governing Documents or Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other GAHR IV Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to GAHR IV or any GAHR IV Subsidiary or by which any property or asset of GAHR IV or any GAHR IV Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of GAHR IV or any GAHR IV Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of GAHR IV or any GAHR IV Subsidiary pursuant to, any Contract or Permit to which GAHR IV or any GAHR IV Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the GAHR IV Parties do not, and the performance of this Agreement by each of the GAHR IV Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such GAHR IV Parties, except (i) the filing with the SEC of (A) the GAHR IV Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this

Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (iv) the filing of Articles of Amendment and Restatement relating to the GAHR IV Charter Amendment with, and acceptance for record of such Articles of Amendment and Restatement, by the SDAT, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the GAHR IV Disclosure Letter and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.

Section 5.4 Capital Structure.

(a) The authorized capital stock of GAHR IV consists of 1,000,000,000 shares of GAHR IV Common Stock, of which 900,000,000 are designated as GAHR IV Class T Common Stock and 100,000,000 are designated as GAHR IV Class I Common Stock, and 200,000,000 shares of preferred stock, $0.01 par value per share (“GAHR IV Preferred Stock”). At the close of business on June 22, 2021, (i) 76,069,129 shares of GAHR IV Class T Common Stock were issued and outstanding, (ii) 5,662,132 shares of GAHR IV Class I Common Stock were issued and outstanding, and (iii) no shares of GAHR IV Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of GAHR IV are duly authorized, validly issued, fully paid and nonassessable, and all shares of GAHR IV Common Stock to be issued in connection with the REIT Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.4(a), there is no other outstanding capital stock of GAHR IV.

(b) At the close of business on June 22, 2021, 5,662,132 GAHR IV Class I OP Units were issued and outstanding and 76,069,337 GAHR IV Class T OP Units were issued and outstanding. As of the date hereof, all the GAHR IV OP Units are held by GAHR IV or a Wholly Owned GAHR IV Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances and free of preemptive rights. All of the GAHR IV OP Units are duly authorized and validly issued.

(c) All of the outstanding shares of capital stock of each of the GAHR IV Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the GAHR IV Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the GAHR IV Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. GAHR IV or GAHR IV Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the GAHR IV Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of GAHR IV or any GAHR IV

Subsidiary (“GAHR IV Voting Debt”) issued and outstanding. There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which GAHR IV or any of the GAHR IV Subsidiaries is a party or by which any of them is bound obligating GAHR IV or any of the GAHR IV Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of GAHR IV or any GAHR IV Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) except as provided under the GAHR IV Share Repurchase Plan, redeem, repurchase or otherwise acquire any such shares of capital stock, GAHR IV Voting Debt or other equity interests.

(e) Neither GAHR IV nor any GAHR IV Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of GAHR IV or any of the GAHR IV Subsidiaries. Neither GAHR IV nor any GAHR IV Subsidiary has granted any registration rights on any of its capital stock. No GAHR IV Common Stock is owned by any GAHR IV Subsidiary.

(f) GAHR IV does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of GAHR IV Common Stock and any material dividends or other distributions on any securities of any GAHR IV Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(h) All of the outstanding securities of the GAHR IV Parties were issued in compliance with applicable securities Laws.

Section 5.5 SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) GAHR IV has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by GAHR IV under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act since December 31, 2018 (the forms, documents, statements and reports filed with the SEC since December 31, 2018 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “GAHR IV SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the GAHR IV SEC Documents (i) complied, or with respect to GAHR IV SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to GAHR IV SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the GAHR IV SEC Documents is, to the Knowledge of GAHR IV, the subject of ongoing SEC review and GAHR IV does not have any outstanding and unresolved comments from the SEC with respect to any GAHR IV SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of GAHR IV, threatened. None of the GAHR IV SEC Documents is the subject of any confidential treatment request by GAHR IV.

(b) Prior to the date hereof, GAHR IV has made available to GAHR III complete and correct copies of all written correspondence between the SEC, on one hand, and GAHR IV, on the other hand, since December 31, 2018. At all applicable times, GAHR IV has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) The consolidated audited and unaudited financial statements of GAHR IV and the GAHR IV Subsidiaries included, or incorporated by reference, in the GAHR IV SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later GAHR IV SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of GAHR IV and GAHR IV Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to GAHR IV) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of GAHR IV and the GAHR IV Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, stockholders’ equity and cash flows of GAHR IV and the GAHR IV Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of GAHR IV, threatened, in each case regarding any accounting practices of GAHR IV.

(d) Since December 31, 2018, (A) GAHR IV has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by GAHR IV in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to GAHR IV’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of GAHR IV required under the Exchange Act with respect to such reports, and

(B) such disclosure controls and procedures are effective in timely alerting GAHR IV’s management to material information required to be included in GAHR IV’s periodic reports required under the Exchange Act (if GAHR IV was required to file such reports). GAHR IV and GAHR IV Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. GAHR IV has disclosed to GAHR IV’s auditors and audit committee (and made summaries of such disclosures available to GAHR III) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect GAHR IV’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of GAHR IV, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e) GAHR IV is not and none of the GAHR IV Subsidiaries are, a party to, and none of GAHR IV nor any GAHR IV Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among GAHR IV and any GAHR IV Subsidiary, on the one hand, and any unconsolidated Affiliate of GAHR IV or any GAHR IV Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, GAHR IV, any GAHR IV Subsidiary or GAHR IV’s or such GAHR IV Subsidiary’s audited financial statements or other GAHR IV SEC Documents.

(f) Neither GAHR IV nor any GAHR IV Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g) Neither GAHR IV nor any GAHR IV Subsidiary nor, to the Knowledge of GAHR IV, any director, officer or Representative of GAHR IV or any GAHR IV Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither GAHR IV nor any GAHR IV Subsidiary has received any written communication that alleges that GAHR IV or any GAHR IV Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6 Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, (a) GAHR IV and all GAHR IV Subsidiaries have conducted their respective business in all material respects in the ordinary course of business, (b) neither GAHR IV nor any GAHR IV Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of Business by GAHR IV) if taken from and after the date of this Agreement and (c) there has not been any GAHR IV Material Adverse Effect or any Circumstance that, individually or in the aggregate with all other Circumstances, would reasonably be expected to have a GAHR IV Material Adverse Effect.

Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of GAHR IV dated as of December 31, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2020, neither GAHR IV nor any GAHR IV Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a GAHR IV Material Adverse Effect.

Section 5.8 Permits; Compliance with Law.

(a) GAHR IV and each GAHR IV Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for GAHR IV and each GAHR IV Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “GAHR IV Permits”), and all such GAHR IV Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the GAHR IV Permits, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect. No event has occurred with respect to any of the GAHR IV Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such GAHR IV Permits. To the Knowledge of GAHR IV, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of GAHR IV or the GAHR IV Subsidiaries that impairs the validity of any GAHR IV Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any GAHR IV Permit, except where the impairment or revocation of any such GAHR IV Permit, individually, or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.

(b) Neither GAHR IV nor any GAHR IV Subsidiary is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to GAHR IV or any GAHR IV Subsidiary or by which any property or asset of GAHR IV or any other GAHR IV Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11 or Section 5.13, which are solely addressed in those sections), or (ii) any GAHR IV Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.

Section 5.9 Litigation. There is no material Action or investigation to which GAHR IV or any GAHR IV Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of GAHR IV, threatened before any Governmental Authority, and, to the Knowledge of GAHR IV, there is no basis for any such action, suit, proceeding or investigation. None of GAHR IV and the GAHR IV Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of GAHR IV or the GAHR IV Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which GAHR IV or any of the GAHR IV Subsidiaries is or was a party, or, to the Knowledge of GAHR IV, in any other proceeding, that enjoins or requires GAHR IV or any of the GAHR IV Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2020, none of GAHR IV, any GAHR IV Subsidiary or any Representative of the foregoing has received or made any settlement offer for any Action to which GAHR IV or any GAHR IV Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.

Section 5.10 Properties.

(a) Section 5.10(a) of the GAHR IV Disclosure Letter lists the GAHR IV Properties, and sets forth the GAHR IV Party or applicable GAHR IV Subsidiary owning such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to GAHR III prior to the date hereof: (A) GAHR IV or a GAHR IV Subsidiary owns fee simple title to, or a valid leasehold interest in, the GAHR IV Properties, free and clear of Encumbrances, except for Permitted Encumbrances; (B) except as has not had and would not, individually or in the aggregate, have a GAHR IV Material Adverse Effect, neither GAHR IV nor any GAHR IV Subsidiary has received written notice of any violation of any Law which has not been cured affecting any portion of any of the GAHR IV Properties issued by any Governmental Authority; and (C) except as would not, individually or in the aggregate, have a GAHR IV Material Adverse Effect, neither GAHR IV nor any GAHR IV Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the GAHR IV Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the GAHR IV Properties or by the continued maintenance, operation or use of the parking areas.

(b) GAHR IV has not received written notice of, nor does GAHR IV have any Knowledge of, any latent defects or adverse physical conditions affecting any of the GAHR IV Properties or the improvements thereon, except as would not, individually or in the aggregate, have a GAHR IV Material Adverse Effect.

(c) GAHR IV and the GAHR IV Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither GAHR IV’s, nor the GAHR IV Subsidiaries’, ownership of any such personal property is subject to any Encumbrances, other than Permitted Encumbrances.

(d) A policy of title insurance has been issued for each GAHR IV Property insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by GAHR IV or the applicable GAHR IV Subsidiary and (ii) to the Knowledge of GAHR IV, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.

Section 5.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of GAHR IV, is threatened relating to any of the GAHR IV Parties, any of the GAHR IV Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the GAHR IV Parties, the other GAHR IV Subsidiaries and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the GAHR IV Parties and each other GAHR IV Subsidiary is in possession of all Environmental Permits necessary for GAHR IV and each GAHR IV Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect; (iv) any and all Hazardous Substances disposed of by GAHR IV and each GAHR IV Subsidiary was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) GAHR IV Parties, any of the GAHR IV Subsidiaries and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; and (vi) there are no liabilities or obligations (and no asserted liability or obligations) of the GAHR IV Parties or any of the other GAHR IV Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12 Material Contracts.

(a) Prior to the date hereof, GAHR IV has made available to GAHR III (by posting to the Secure Data Room or by filing with the SEC as an exhibit to GAHR IV’s Annual Report on Form 10-K for the year ending December 31, 2020 or any subsequent current or periodic report) a true, correct and complete copy of each Contract in effect as of the date hereof to which GAHR IV or any GAHR IV Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed with the SEC as an exhibit to GAHR IV’s Annual Report on Form 10-K for the year ending December 31, 2020 or any subsequent current or periodic report;

(ii) is required to be described pursuant to Item 401 of Regulation S-K promulgated under the Securities Act;

(iii) obligates the GAHR IV Parties or any other GAHR IV Subsidiary to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $250,000 and is not cancelable within 90 days without material penalty to the GAHR IV Parties or any other GAHR IV Subsidiary;

(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the GAHR IV Parties or any other GAHR IV Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the GAHR IV Parties or any other GAHR IV Subsidiary or the geographic area in which the GAHR IV Parties or any other GAHR IV Subsidiary may conduct business;

(v) is a Contract that obligates the GAHR IV Parties or any other GAHR IV Subsidiary to indemnify any past or present directors, officers, or employees of the GAHR IV Parties or any other GAHR IV Subsidiary pursuant to which the GAHR IV Parties or any other GAHR IV Subsidiary is the indemnitor;

(vi) constitutes (A) an Indebtedness obligation of the GAHR IV Parties or any other GAHR IV Subsidiary with a principal amount as of the date hereof greater than $250,000 or (B) a Contract under which (1) any Person including GAHR IV or a GAHR IV Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of GAHR IV or GAHR IV Subsidiary or (2) GAHR IV or a GAHR IV Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including GAHR IV or another GAHR IV Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vii) requires the GAHR IV Parties or any other GAHR IV Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(ix) constitutes a loan to any Person (other than a Wholly Owned GAHR IV Subsidiary) by GAHR IV or any GAHR IV Subsidiary in an amount in excess of $250,000;

(x) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the GAHR IV Parties or any other GAHR IV Subsidiary with a third party;

(xi) prohibits the pledging of the capital stock of GAHR IV or any GAHR IV Subsidiary or prohibits the issuance of guarantees by any GAHR IV Subsidiary;

(xii) contains covenants expressly limiting, in any material respect, the ability of GAHR IV or any GAHR IV Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of GAHR IV or any GAHR IV Subsidiary;

(xiii) contains restrictions on the ability of GAHR IV or any GAHR IV Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of GAHR IV and GAHR IV Subsidiaries);

(xiv) is with a Governmental Authority;

(xv) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $250,000;

(xvi) is an employment Contract or consulting Contract;

(xvii) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xviii) is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company or service provider;

(xix) provides severance, retention, or transaction bonus payments, change-of-control payments, or similar compensation;

(xx) is a settlement agreement or release of claims with any current employee or with any former employee within the past five years;

(xxi) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the GAHR IV Properties or that otherwise gives rights with regard to use of the GAHR IV Properties, in each case that could result in payments, individually or in the aggregate, in excess of $250,000; or

(xxii) is both (A) not made in the ordinary course of business and (B) material to GAHR IV and the GAHR IV Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 5.12(a) to which the GAHR IV Parties or any other GAHR IV Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “GAHR IV Material Contract.”

(c) Each GAHR IV Material Contract is legal, valid, binding and enforceable on the GAHR IV Parties and each other GAHR IV Subsidiary that is a party thereto and, to the Knowledge of GAHR IV, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The GAHR IV Parties and each other GAHR IV Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each GAHR IV Material Contract and, to the Knowledge of GAHR IV, each other party thereto has performed all obligations required to be performed by it under such GAHR IV Material Contract prior to the date hereof. None of the GAHR IV Parties or any other GAHR IV Subsidiary, nor, to the Knowledge of GAHR IV, any other party thereto, is in breach or violation of, or default under, any GAHR IV Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any GAHR IV Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect. None of the GAHR IV Parties or any other GAHR IV Subsidiary has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any GAHR IV Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect. Since December 31, 2020, neither GAHR IV nor any GAHR IV Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any GAHR IV Material Contract.

(d) Section 5.12(c) of the GAHR IV Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the GAHR IV Properties on behalf of GAHR IV or any GAHR IV Subsidiary, and describes the property that is subject to such management agreement, GAHR IV or the applicable GAHR IV Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on GAHR IV or the applicable GAHR IV Subsidiary and relating thereto (collectively, the “GAHR IV Management Agreement Documents”). The true, correct and complete copies of all GAHR IV Management Agreement Documents have been made available to GAHR III prior to the date hereof. Each GAHR IV Management Agreement Document is valid, binding and in full force and effect as against GAHR IV or the applicable GAHR IV Subsidiary and, to the Knowledge of GAHR IV, as against the other party thereto. Neither GAHR IV nor any GAHR IV Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator.

Section 5.13 Taxes.

(a) Each GAHR IV Party and each other GAHR IV Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each GAHR IV Party and each other GAHR IV Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by GAHR IV and each GAHR IV Subsidiary with respect to the taxable years ending on or after GAHR IV’s formation have been made available to GAHR III prior to the date hereof. To the Knowledge of GAHR IV, no written claim has been proposed by any Governmental Authority in any jurisdiction where GAHR IV or any GAHR IV Subsidiary do not file Tax Returns that GAHR IV or any GAHR IV Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Beginning with its initial taxable year ending on December 31, 2016, and through and including the Closing Date (determined as if GAHR IV’s current taxable year ended immediately prior to Closing), GAHR IV (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for GAHR IV is expected to enable GAHR IV to continue to meet the requirements for qualification as a REIT through and including the Closing Date, without regard, however, to the distribution requirement described in Section 857(a) of the Code with respect to the taxable year, including the Closing, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in GAHR IV’s failure to qualify as a REIT, and no challenge to GAHR IV’s status as a REIT is pending or threatened in writing. No GAHR IV Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. GAHR IV’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (other than the taxable year, including the Closing), taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) GAHR IV’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) GAHR IV’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of GAHR IV, threatened with regard to any material Taxes or Tax Returns of GAHR IV or any GAHR IV Subsidiary; (ii) no material deficiency for Taxes of GAHR IV or any GAHR IV Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of GAHR IV, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect; (iii) neither GAHR IV nor any GAHR IV Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither GAHR IV nor any GAHR IV Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither GAHR IV nor any GAHR IV Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each GAHR IV Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e) Neither GAHR IV nor any GAHR IV Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) Since its inception, GAHR IV and the GAHR IV Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) GAHR IV has not, and none of the GAHR IV Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of GAHR IV no condition or circumstance exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon GAHR IV or any GAHR IV Subsidiary.

(g) GAHR IV and the GAHR IV Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no GAHR IV Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of GAHR IV threatened to raise, a material claim against GAHR IV or any GAHR IV Subsidiary for any breach of any GAHR IV Tax Protection Agreements. As used herein, “GAHR IV Tax Protection Agreements” means any written agreement to which GAHR IV or any GAHR IV Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a GAHR IV Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a GAHR IV Subsidiary Partnership, GAHR IV or any GAHR IV Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “GAHR IV Subsidiary Partnership” means a GAHR IV Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Encumbrances upon any property or assets of GAHR IV or any GAHR IV Subsidiary except Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving GAHR IV or any GAHR IV Subsidiary, and after the Closing Date neither GAHR IV nor any other GAHR IV Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Neither GAHR IV nor any GAHR IV Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither GAHR IV nor any GAHR IV Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither GAHR IV nor any GAHR IV Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any GAHR IV Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m) Neither GAHR IV nor any GAHR IV Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither GAHR IV nor any GAHR IV Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by GAHR IV or any GAHR IV Subsidiary (other than to GAHR IV or a GAHR IV Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p) Neither GAHR IV nor any GAHR IV Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of GAHR IV is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q) GAHR IV is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 5.14 Intellectual Property. Neither GAHR IV nor any GAHR IV Subsidiary: (a) owns any registered trademarks, patents or copyrights, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect, (i) no Intellectual Property used by GAHR IV or any GAHR IV Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of GAHR IV or any GAHR IV Subsidiary, and

(iii) GAHR IV and the GAHR IV Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of GAHR IV and the GAHR IV Subsidiaries as it is currently conducted. Since December 31, 2020, neither GAHR IV nor any GAHR IV Subsidiary has received any written or, to the Knowledge of GAHR IV, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15 Information Privacy & Security. GAHR IV and any GAHR IV Subsidiary has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of GAHR IV and any GAHR IV Subsidiary, those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and GAHR IV and any GAHR IV Subsidiary is in compliance with such policies and procedures. GAHR IV and any GAHR IV Subsidiary has disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance with applicable legal requirements and customer contracts. GAHR IV and any GAHR IV Subsidiary has not experienced any data security breach of any IT Assets, that would constitute a breach for which notification to individuals, third parties and/or any Governmental Authority. GAHR IV and any GAHR IV Subsidiary has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and all of its IT Assets, against any unauthorized use, access, interruption, modification or corruption.

Section 5.16 Insurance. Section 5.16 of the GAHR IV Disclosure Letter sets forth a true and complete list of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for GAHR IV and the GAHR IV Subsidiaries (the “GAHR IV Insurance Policies”), which GAHR IV Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of GAHR IV and GAHR IV Subsidiaries and sufficient to allow each to replace any of its assets that might be damaged or destroyed, subject to commercially reasonable deductibles and retentions. Each GAHR IV Insurance Policy is in full force and effect. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect, all premiums due and payable under all GAHR IV Insurance Policies have been paid, and GAHR IV and the GAHR IV Subsidiaries have otherwise complied in all material respects with the terms and conditions of all GAHR IV Insurance Policies and all claims, events and occurrences that may be covered under any GAHR IV Insurance Policy have been noticed pursuant to the conditions in such policy. No written notice of cancellation or termination has been received by GAHR IV or any GAHR IV Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. GAHR IV has made available to GAHR III true and correct copies of all GAHR IV Insurance Policies prior to the date hereof. No GAHR IV Insurance Policies are written on retrospective, audited or similar premium basis.

Section 5.17 Benefit Plans. Neither GAHR IV nor any GAHR IV Subsidiary has, or has ever had, any employees or sponsored or maintained any Employee Benefit Plans other than the Griffin-American Healthcare REIT IV, Inc. 2015 Incentive Plan.

Section 5.18 Related-Party Transactions. Except as described in the GAHR IV SEC Documents filed with or furnished to the SEC on or after December 31, 2018 and prior to the date hereof (the “GAHR IV Related Party Agreements”), no agreements, arrangements or understandings between any of the GAHR IV Parties or any other GAHR IV Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among GAHR IV and GAHR IV Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.19 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.19 of the GAHR IV Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 5.19 of the GAHR IV Disclosure Letter, pursuant to the terms of the engagement letter between GAHR IV and such Person, true, correct and complete copies of which have been provided to GAHR III prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the GAHR IV Parties or any other GAHR IV Subsidiary.

Section 5.20 Opinion of Financial Advisor. The GAHR IV Special Committee has received the oral opinion of Truist Securities Inc. (which was confirmed in writing, as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio in the REIT Merger is fair, from a financial point of view, to GAHR IV. GAHR IV will deliver to GAHR III a complete and correct copy of such opinion promptly after receipt thereof by the GAHR III Special Committee solely for informational purposes.

Section 5.21 Takeover Statutes. None of GAHR IV or any GAHR IV Subsidiary is, nor at any time during the last two years has been, an “interested stockholder” of GAHR III as defined in Section 3-601 of the MGCL. The GAHR IV Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of GAHR IV Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 5.22 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by GAHR IV.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and the other documents, agreements, certificates and other instruments contemplated hereby, Merger Sub has not, and will not have prior to the REIT Merger Effective Time, incurred, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever.

Section 5.23 Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of the GAHR IV Parties or any GAHR IV Subsidiary for inclusion or incorporation by reference in (a) the GAHR IV Proxy Statement will, at the time it is first mailed to the GAHR IV stockholders, at the time of the GAHR IV Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that GAHR IV is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to GAHR IV and the GAHR IV Subsidiaries (or other information supplied by or on behalf of GAHR IV or any GAHR IV Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by or on behalf of the GAHR III Parties.

Section 5.24 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V or any document, agreement, certificate or other instrument contemplated hereby, none of the GAHR IV Parties or any other Person on behalf of a GAHR IV Party has made any representation or warranty, expressed or implied, with respect to the GAHR IV Parties or any other GAHR IV Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the GAHR IV Parties or any other GAHR IV Subsidiary. In particular, without limiting the foregoing disclaimer, none of the GAHR IV Parties or any other Person on behalf of a GAHR IV Party makes or has made any representation or warranty to any GAHR III Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the GAHR IV Parties in this Article V or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the GAHR III Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the GAHR IV Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the GAHR IV Parties acknowledge and agree that none of the GAHR III Parties or any other Person on behalf of a GAHR III Party has made or is making any representations or warranties relating to the GAHR III Parties whatsoever, express or implied, beyond those expressly given by the GAHR III Parties in Article IV or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any GAHR III Party furnished or made available to the GAHR IV Parties or any of their respective Representatives.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1 Conduct of Business by GAHR III.

(a) GAHR III covenants and agrees that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the GAHR IV Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned) (it being understood that any action of Trilogy REIT Holdings, LLC, a GAHR III Subsidiary (“Trilogy”), taken in the ordinary course, that does not or would not reasonably be expected to constitute a Major Decision (as such term is defined in the First Amended and Restated Limited Liability Company Agreement of Trilogy, dated as of October 1, 2018 (the “Trilogy LLC Agreement”)) or otherwise require the consent of any Qualifying Member (as such term is defined in the Trilogy LLC Agreement) or any other third party, shall not require advance written consent of the GAHR IV Special Committee), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or as may be expressly required by the Contribution Agreement, or (4) as set forth in Section 6.1(b) of the GAHR III Disclosure Letter, each of the GAHR III Parties shall, and shall cause each of the other GAHR III Subsidiaries to, (i) use commercially reasonable efforts to conduct its business in all material respects in the ordinary course, and (ii) use all reasonable best efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of GAHR III as a REIT.

(b) Without limiting the foregoing, GAHR III covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the GAHR IV Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned) (it being understood that any action of Trilogy, taken in the ordinary course that does not or would not reasonably be expected to constitute a Major Decision (as such term is defined in the Trilogy LLC Agreement) or otherwise require the consent of any Qualifying Member (as such term is defined in the Trilogy LLC Agreement) or any other third party, shall not require advance written consent of the GAHR IV Special Committee), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or as may be expressly required by the Contribution Agreement, or (4) as set forth in Section 6.1(b) of the GAHR III Disclosure Letter, the GAHR III Parties shall not, and shall not cause or permit any other GAHR III Subsidiary to, do any of the following:

(i) (A) amend or propose to amend the GAHR III Governing Documents, (B) amend or propose to amend such equivalent organizational or governing documents of any GAHR III Subsidiary material to GAHR III and the GAHR III Subsidiaries, (C) amend the GAHR III DRP or the GAHR III Share Repurchase Plan in a manner material to GAHR III (it being understood that GAHR III’s reinstatement of the GAHR III Share Repurchase Plan would not constitute a material amendment to such GAHR III Share Repurchase Plan), or (D) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the GAHR III Charter) under the GAHR III Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of GAHR III or any GAHR III Subsidiary (other than any Wholly Owned GAHR III Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of GAHR III or any GAHR III Subsidiary or other equity securities or ownership interests in GAHR III or any GAHR III Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to GAHR III by any Wholly Owned GAHR III Subsidiary and (B) distributions by any GAHR III Subsidiary that is not wholly owned, directly or indirectly, by GAHR III, in accordance with the requirements of the organizational documents of such GAHR III Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b), GAHR III and any GAHR III Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for GAHR III to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) except as required under the Contribution Agreement, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of GAHR III or a GAHR III Subsidiary; provided, that, after the filing of the Form S-4, GAHR III may effect redemptions upon a stockholder’s death or “qualifying disability” in accordance with the GAHR III Share Repurchase Plan;

(v) except for transactions among GAHR III and one or more Wholly Owned GAHR III Subsidiaries or among one or more Wholly Owned GAHR III Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of GAHR III or any of the GAHR III Subsidiaries’ capital stock (including the GAHR III OP Units) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of GAHR III or any of the GAHR III Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire any material assets, except (A) acquisitions by GAHR III or any Wholly Owned GAHR III Subsidiary of or from an existing Wholly Owned GAHR III Subsidiary, (B) acquisitions described in Section 6.1(b)(vi) of the GAHR III Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $2,000,000 in the aggregate;

(vii) except as described in Section 6.1(b)(vii) of the GAHR III Disclosure Letter, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which GAHR III or any GAHR III Subsidiary is a party shall be considered to be done in the ordinary course of business;

(viii) incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of GAHR III or any of the GAHR III Subsidiaries, except (A) Indebtedness incurred under GAHR III’s existing Debt Facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $1,000,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on GAHR III compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than in the ordinary course of business and other than by GAHR III or a Wholly Owned GAHR III Subsidiary to GAHR III or a Wholly Owned GAHR III Subsidiary;

(x) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any GAHR III Material Contract (or any Contract that, if existing as of the date hereof, would be a GAHR III Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing GAHR III Material Contract that occurs automatically without any action (other than notice of renewal) by GAHR III or any GAHR III Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi) make any payment, direct or indirect, of any liability of GAHR III or any GAHR III Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of GAHR III made available to GAHR IV prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against GAHR III or any GAHR III Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by GAHR III or any of the GAHR III Subsidiaries and (D) with respect to any Action involving any present, former or purported holder or group of holders of GAHR III Common Stock in accordance with Section 7.6(c) (excluding in each case any such matter related to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii));

(xiii) except in connection with the AHI Platform Acquisition and as expressly provided for in the Contribution Agreement and related documents shared with GAHR IV prior to or on the date hereof, (A) hire or, except where due to cause, terminate any officer of GAHR III or any GAHR III Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits, in each case in any material respect, of any of GAHR III’s directors, officers or employees except for increases in annual compensation or wage rate in the ordinary course of business or as set forth in such individual’s Contract or as may be required to comply with applicable Law, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Employee Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual Employee Benefit Plan renewals or as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled-investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) enter into or modify in a manner adverse to GAHR III any GAHR III Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund or give or request any waiver of a statute of limitation with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve GAHR III’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any GAHR III Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause GAHR III to fail to qualify as a REIT or any GAHR III Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts or for emergency repairs;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to GAHR III or to prevent or impair the ability of the GAHR III Parties to consummate the Mergers;

(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 4.19 of the GAHR III Disclosure Letter, in a manner adverse to GAHR III or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii) permit any Encumbrances, except Permitted Encumbrances;

(xxiv) materially modify or reduce the amount of any insurance coverage provided by the GAHR III Insurance Policies;

(xxv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the GAHR III Common Stock with respect to the Mergers;

(xxvi) enter into any transaction disclosable under Item 404(a) of Regulation S-K promulgated under the Exchange Act except in the ordinary course of business or as provided for in this Agreement;

(xxvii) amend, modify or waive any right under any Contract relating to the AHI Platform Acquisition, modify the consideration to be paid for the AHI Platform Acquisition or fail to notify GAHR IV of any material delays, inability to obtain required consents or failure to meet any closing obligations relating to the AHI Platform Acquisition; or

(xxviii) authorize, or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit GAHR III from taking any action, or refraining to take any action, at any time or from time to time, if in the reasonable judgment of the GAHR III Board, upon advice of counsel to GAHR III, such action or inaction is reasonably necessary (i) for GAHR III to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that GAHR III or any GAHR III Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of GAHR III in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2 Conduct of Business by GAHR IV.

(a) GAHR IV covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the GAHR III Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(b) of the GAHR IV Disclosure Letter, each of the GAHR IV Parties shall, and shall cause each of the other GAHR IV Subsidiaries to, (i) use commercially reasonable efforts to conduct its business in all material respects in the ordinary course, and (ii) use all reasonable best efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of GAHR IV as a REIT.

(b) Without limiting the foregoing, GAHR IV covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the GAHR III Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(b) of the GAHR IV Disclosure Letter, the GAHR IV Parties shall not, and shall not cause or permit any other GAHR IV Subsidiary to, do any of the following:

(i) (A) amend or propose to amend the GAHR IV Governing Documents, (B) amend or propose to amend such equivalent organizational or governing documents of any GAHR IV Subsidiary material to GAHR IV and the GAHR IV Subsidiaries, (C) amend the GAHR IV DRP or the GAHR IV Share Repurchase Plan in a manner material to GAHR IV (it being understood that GAHR IV’s reinstatement of the GAHR IV Share Repurchase Plan would not constitute a material amendment to the GAHR IV Share Repurchase Plan), or (D) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the GAHR IV Charter) under the GAHR IV Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of GAHR IV or any GAHR IV Subsidiary (other than any Wholly Owned GAHR IV Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of GAHR IV or any GAHR IV Subsidiary or other equity securities or ownership interests in GAHR IV or any GAHR IV Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to GAHR IV by any Wholly Owned GAHR IV Subsidiary, and (B) distributions by any GAHR IV Subsidiary that is not wholly owned, directly or indirectly, by GAHR IV, in accordance with the requirements of the organizational documents of such GAHR IV Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b), GAHR IV and any GAHR IV Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for GAHR IV to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of GAHR IV or a GAHR IV Subsidiary; provided, that, after the filing of the Form S-4, GAHR IV may effect redemptions upon a stockholder’s death or “qualifying disability” in accordance with the GAHR IV Share Repurchase Plan;

(v) except for transactions among GAHR IV and one or more Wholly Owned GAHR IV Subsidiaries or among one or more Wholly Owned GAHR IV Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of GAHR IV or any of the GAHR IV Subsidiaries’ capital stock (including the GAHR IV OP Units) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of GAHR IV or any of the GAHR IV Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire any material assets, except (A) acquisitions by GAHR IV or any Wholly Owned GAHR IV Subsidiary of or from an existing Wholly Owned GAHR IV Subsidiary, (B) acquisitions described in Section 6.2(b)(vi) of the GAHR IV Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;

(vii) except as described in Section 6.2(b)(vii) of the GAHR IV Disclosure Letter, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which GAHR IV or any GAHR IV Subsidiary is a party shall be considered to be done in the ordinary course of business;

(viii) incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of GAHR IV or any of the GAHR IV Subsidiaries, except (A) Indebtedness incurred under GAHR IV’s existing Debt Facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) funding any transactions permitted by this Section 6.2(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on GAHR IV compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than by GAHR IV or a Wholly Owned GAHR IV Subsidiary to GAHR IV or a Wholly Owned GAHR IV Subsidiary;

(x) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any GAHR IV Material Contract (or any Contract that, if existing as of the date hereof, would be a GAHR IV Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing GAHR IV Material Contract that occurs automatically without any action (other than notice of renewal) by GAHR IV or any GAHR IV Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi) make any payment, direct or indirect, of any liability of GAHR IV or any GAHR IV Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of GAHR IV made available to GAHR III prior to the date of this Agreement or (y) that do not exceed $100,000 individually or $250,000 in the aggregate, (B) do not involve the imposition of injunctive relief against GAHR IV or any GAHR IV Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by GAHR IV or any of the GAHR IV Subsidiaries and (D) with respect to any Action involving any present, former or purported holder or group of holders of GAHR IV Common Stock, comply with Section 7.6(c) (excluding in each case any such matter related to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii));

(xiii) (A) hire or, except where due to cause, terminate any officer of GAHR IV or any GAHR IV Subsidiary, (B) materially increase in any manner the compensation or benefits of any of GAHR IV’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Employee Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled-investment vehicles;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) enter into or modify in a manner adverse to GAHR IV any GAHR IV Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund or give or request any waiver of a statute of limitation with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve GAHR IV’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any GAHR IV Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause GAHR IV to fail to qualify as a REIT or any GAHR IV Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts or for emergency repairs;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or Section 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to GAHR IV or to prevent or impair the ability of the GAHR IV Parties to consummate the Mergers;

(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 5.19 of the GAHR IV Disclosure Letter in a manner adverse to GAHR IV or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii) permit any Encumbrances, except Permitted Encumbrances;

(xxiv) materially modify or reduce the amount of any insurance coverage provided by the GAHR IV Insurance Policies;

(xxv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the GAHR IV Common Stock with respect to the Mergers;

(xxvi) enter into any transaction disclosable under Item 404(a) of Regulation S-K promulgated under the Exchange Act except in the ordinary course of business or as provided for in this Agreement; or

(xxvii) authorize, or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit GAHR IV from taking any action, or refraining to take any action, at any time or from time to time, if in the reasonable judgment of the GAHR IV Board, upon advice of counsel to GAHR IV, such action or inaction is reasonably necessary (i) for GAHR IV to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that GAHR IV or any GAHR IV Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of GAHR IV in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii).

Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (a) GAHR III, directly or indirectly, the right to control or direct GAHR IV or any GAHR IV Subsidiary’s operations prior to the REIT Merger Effective Time, or (b) GAHR IV, directly or indirectly, the right to control or direct GAHR III or any GAHR III Subsidiary’s operations prior to the REIT Merger Effective Time. Prior to the REIT Merger Effective Time, (i) GAHR IV shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the GAHR IV Subsidiaries’ respective operations and (ii) GAHR III shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the GAHR III Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4, the GAHR III Proxy Statement and the GAHR IV Proxy Statement; Stockholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) GAHR III shall prepare and cause to be filed with the SEC the GAHR III Proxy Statement in preliminary form with respect to the GAHR III Stockholders Meeting, (ii) GAHR IV shall prepare and cause to be filed with the SEC the GAHR IV Proxy Statement in preliminary form with respect to the GAHR IV Stockholders Meeting and (iii) GAHR IV shall prepare (with GAHR III’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the GAHR III Proxy Statement and GAHR IV Proxy Statement, to register under the Securities Act the shares of GAHR IV Common Stock to be issued in the REIT Merger (the “Registered Securities”). Each of GAHR III and GAHR IV shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the GAHR IV Common Stock to be issued in the REIT Merger, unless this Agreement is terminated pursuant to Article IX. Each of GAHR III and GAHR IV shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to such other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, the GAHR III Proxy Statement and the GAHR IV Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4, the GAHR III Proxy Statement and the GAHR IV Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of GAHR III and GAHR IV shall promptly notify the other Party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, the GAHR III Proxy Statement or the GAHR IV Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4, the GAHR III Proxy Statement or the GAHR IV Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4, the GAHR III Proxy Statement or the GAHR IV Proxy Statement received from the SEC. Each of GAHR III and GAHR IV shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4, the GAHR III Proxy Statement or the GAHR IV Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of GAHR III and GAHR IV shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. GAHR IV shall notify GAHR III, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and GAHR IV and GAHR III shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. GAHR IV shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and GAHR III shall furnish all information concerning GAHR III and its stockholders as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the GAHR III Stockholder Approval or the GAHR IV Stockholder Approval, any information relating to GAHR III or GAHR IV, as the case may be, or any of their respective Affiliates, should be discovered by GAHR III or GAHR IV which, in the reasonable judgment of GAHR III or GAHR IV, should be set forth in an amendment of, or a supplement to, any of the Form S-4, the GAHR III Proxy Statement or the GAHR IV Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and GAHR III and GAHR IV shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4, the GAHR III Proxy Statement or the GAHR IV Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of GAHR III and GAHR IV. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.22, Section 5.23 and this Section 7.1, any information concerning or related to GAHR IV, its Affiliates or the GAHR IV Stockholders Meeting will be deemed to have been provided by GAHR IV, and any information concerning or related to GAHR III, its Affiliates or the GAHR III Stockholders Meeting will be deemed to have been provided by GAHR III.

(c) As promptly as practicable following the date of this Agreement, GAHR III shall, in accordance with applicable Law and the GAHR III Governing Documents, establish a record date for, duly call, give notice of, convene and hold the GAHR III Stockholders Meeting for the purpose of obtaining the GAHR III Stockholder Approval (and other matters that shall be submitted to the holders of GAHR III Common Stock at such meeting, it being agreed that the effectiveness of the proposals to approve the GAHR III Charter Amendment and the REIT Merger shall not be cross-conditioned on the approval of any other matters submitted to the holders of GAHR III Common Stock at such meeting); provided, that such record date shall not be more than 90 days prior to the date of the GAHR III Stockholders Meeting. GAHR III shall use its reasonable best efforts to cause the definitive GAHR III Proxy Statement to be mailed to GAHR III’s stockholders entitled to vote at the GAHR III Stockholders Meeting and to hold the GAHR III Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. GAHR III shall, through the GAHR III Board, recommend to its stockholders that they give the GAHR III Stockholder Approval, include the GAHR III Board Recommendation in the GAHR III Proxy Statement and solicit and use its reasonable best efforts to obtain the GAHR III Stockholder Approval, except to the extent that the GAHR III Board shall have made a GAHR III Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that GAHR III’s obligation to duly call, give notice of, convene and hold the GAHR III Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any GAHR III Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the GAHR III Stockholders Meeting is scheduled, GAHR III has not received proxies representing a sufficient number of shares of GAHR III Common Stock to obtain the GAHR III Stockholder Approval, whether or not a quorum is present, GAHR III shall have the right to make one or more successive postponements or adjournments of the GAHR III Stockholders Meeting (provided, however, that the GAHR III Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the GAHR III Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the GAHR III Stockholders Meeting); provided, further, the GAHR III Stockholders Meeting may not be postponed or adjourned on the date the GAHR III Stockholders Meeting is scheduled if GAHR III shall have received proxies in respect of an aggregate number of shares of GAHR III Common Stock, which have not been withdrawn, such that GAHR III Stockholder Approval would be obtained at such meeting.

(d) As promptly as practicable following the date of this Agreement, GAHR IV shall, in accordance with applicable Law and the GAHR IV Governing Documents, establish a record date for, duly call, give notice of, convene and hold the GAHR IV Stockholders Meeting for the purpose of obtaining the GAHR IV Stockholder Approval (and other matters that shall be submitted to the holders of GAHR IV Common Stock at such meeting); provided, that such record date shall not be more than 90 days prior to the date of the GAHR IV Stockholders Meeting. GAHR IV shall use its reasonable best efforts to cause the definitive GAHR IV Proxy Statement to be mailed to GAHR IV’s stockholders entitled to vote at the GAHR IV Stockholders Meeting and to hold the GAHR IV Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. GAHR IV shall, through the GAHR IV Board, recommend to its stockholders that they give the GAHR IV Stockholder Approval, include the GAHR IV Board Recommendation in the GAHR IV Proxy Statement and solicit and use its reasonable best efforts to obtain the GAHR IV Stockholder Approval, except to the extent that the GAHR IV Board shall have made a GAHR IV Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that GAHR IV’s obligation to duly call, give notice of, convene and hold the GAHR IV Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any GAHR IV Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(d) if, on a date for which the GAHR IV Stockholders Meeting is scheduled, GAHR IV has not received proxies representing a sufficient number of shares of GAHR IV Common Stock to obtain the GAHR IV Stockholder Approval, whether or not a quorum is present, GAHR IV shall have the right to make one or more successive postponements or adjournments of the GAHR IV Stockholders Meeting (provided, however, that the GAHR IV Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the GAHR IV Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the GAHR IV Stockholders Meeting); provided, further, the GAHR IV Stockholders Meeting may not be postponed or adjourned on the date the GAHR IV Stockholders Meeting is scheduled if GAHR IV shall have received proxies in respect of an aggregate number of shares of GAHR IV Common Stock, which have not been withdrawn, such that GAHR IV Stockholder Approval would be obtained at such meeting.

Section 7.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to and including the REIT Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any GAHR III Proxy Statement or GAHR IV Proxy Statement, prior to the GAHR III Stockholders Meeting or the GAHR IV Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the REIT Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation of Transactions; Change in Recommendation.

(a) Except as expressly permitted by this Section 7.3, during the Interim Period, GAHR III shall (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, request that any such Person and its Representatives promptly return or destroy all confidential information concerning GAHR III or any of the GAHR III Subsidiaries and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any nonpublic information to, or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal.

(b) Notwithstanding anything to the contrary contained in this Section 7.3, (i) if at any time on or after the date of this Agreement and prior to obtaining the GAHR III Stockholder Approval, GAHR III or any of the GAHR III Subsidiaries or their respective Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the GAHR III Special Committee determines in good faith, after consultation with outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement, and (ii) the GAHR III Special Committee has determined in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law, GAHR III may or may cause its respective Representatives to, in response to such Competing Proposal, and subject to compliance with this Section 7.3(b), (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to GAHR III and the GAHR III Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided that GAHR III shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to GAHR IV any non-public information concerning GAHR III or any of the GAHR III Subsidiaries that is provided to any Person given such access which was not previously provided to GAHR IV or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal.

(c) GAHR III shall promptly, and in any event no later than 24 hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, (i) advise GAHR IV in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep GAHR IV promptly advised, on a current basis, of all material developments (including all changes to the material terms of any Competing Proposal), discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal. GAHR III agrees that it and the GAHR III Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the execution of this Agreement which prohibits it or a GAHR III Subsidiary from providing any information required to be provided to GAHR IV in accordance with this Section 7.3(c) within the time periods contemplated hereby.

(d) Except as expressly permitted by this Section 7.3(d), the GAHR III Board shall not (i)(A) fail to recommend to its stockholders that the GAHR III Stockholder Approval be given or fail to include the GAHR III Board Recommendation in the GAHR III Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the GAHR III Board Recommendation, (C) if a tender offer or exchange offer for any shares of GAHR III Common Stock that constitutes a Competing Proposal (other than by GAHR IV or any of its Affiliates) is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of GAHR III or fail to reaffirm publicly the GAHR III Board Recommendation within ten Business Days of being requested to do so by GAHR IV or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the Stockholders of GAHR III a Competing Proposal (actions described in this clause (i) being referred to as a “GAHR III Adverse Recommendation Change”) or (ii) authorize, cause or permit GAHR III or any of the GAHR III Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”). Notwithstanding anything to the contrary herein, prior to the time the GAHR III Stockholder Approval is obtained, the GAHR III Special Committee may, on behalf of the GAHR III Board, make (but in each case, subject to compliance with this Section 7.3(d) and Section 7.3(a)-Section 7.3(c)), a GAHR III Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii)(Superior Proposal) to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if, (A) a bona fide written Competing Proposal that was not solicited in violation of this Section 7.3 is made to GAHR III by a third party and such Competing Proposal is not withdrawn, and (B) prior to taking such action, the GAHR III Special Committee has determined in good faith (y) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law and (z) after consultation with outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) GAHR III has given GAHR IV at least five Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(c) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) GAHR IV and GAHR III have negotiated, and have caused their respective Representatives to negotiate, in good faith with the other Party and its Representatives, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the GAHR III Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by GAHR IV and shall have determined that, after consultation with outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, GAHR III shall, in each case, have delivered to GAHR IV an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced. Unless this Agreement has been terminated in accordance with Section 9.1(c)(ii), the GAHR III Board shall submit the REIT Merger and the GAHR III Charter Amendment to its stockholders even if the GAHR III Board shall have effected a GAHR III Adverse Recommendation Change, and the GAHR III Board may not submit to the vote of their stockholders any Competing Proposal other than the transactions contemplated by this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before the GAHR III Stockholder Approval is obtained, the GAHR III Special Committee may, if the GAHR III Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law, make a GAHR III Adverse Recommendation Change on behalf of the GAHR III Board in response to a GAHR III Intervening Event; provided, that, (i) prior to making such GAHR III Adverse Recommendation Change, GAHR III shall have (A) promptly notified GAHR IV in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute a GAHR III Adverse Recommendation Change), and (B) negotiated in good faith with GAHR IV and its Representatives (if requested by GAHR IV in writing) for five Business Days following such notice regarding any revisions to the terms of this Agreement proposed by GAHR IV, to the extent GAHR IV wishes to negotiate, and (ii) the GAHR III Special Committee shall not effect any GAHR III Adverse Recommendation Change involving or relating to a GAHR III Intervening Event unless, after the period of five Business Days described in the foregoing clause (B), the GAHR III Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law.

(f) Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 shall prohibit the GAHR III Board from: (i) taking and disclosing to the stockholders of GAHR III, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the stockholders of GAHR III pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the GAHR III Special Committee has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this Section 7.3(f)) permitted under this Section 7.3(f) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the GAHR III Board Recommendation shall be deemed a GAHR III Adverse Recommendation Change; and provided, further, that the GAHR III Board shall not, except as expressly permitted by Section 7.3(d)-Section 7.3(e), effect a GAHR III Adverse Recommendation Change.

(g) Except as expressly permitted by this Section 7.3, during the Interim Period, GAHR IV shall (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, request that any such Person and its Representatives promptly return or destroy all confidential information concerning GAHR IV or any of the GAHR IV Subsidiaries and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any nonpublic information to, or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal.

(h) Notwithstanding anything to the contrary contained in this Section 7.3, (i) if at any time on or after the date of this Agreement and prior to obtaining the GAHR IV Stockholder Approval, GAHR IV or any of the GAHR IV Subsidiaries or their respective Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the GAHR IV Special Committee determines in good faith, after consultation with outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement, and (ii) the GAHR IV Special Committee has determined in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law, GAHR IV may or may cause its respective Representatives to, in response to such Competing Proposal, and subject to compliance with this Section 7.3(h), (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to GAHR IV and the GAHR IV Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided that GAHR IV shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to GAHR III any non-public information concerning GAHR IV or any of the GAHR IV Subsidiaries that is provided to any Person given such access which was not previously provided to GAHR III or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal.

(i) GAHR IV shall promptly, and in any event no later than 24 hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, (i) advise GAHR III in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep GAHR III promptly advised, on a current basis, of all material developments (including all changes to the material terms of any Competing Proposal), discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal. GAHR IV agrees that it and the GAHR IV Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a GAHR IV Subsidiary from providing any information required to be provided to GAHR III in accordance with this Section 7.3(i) within the time periods contemplated hereby.

(j) Except as expressly permitted by this Section 7.3(j), the GAHR IV Board shall not (i)(A) fail to recommend to its stockholders that the GAHR IV Stockholder Approval be given or fail to include the GAHR IV Board Recommendation in the GAHR IV Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the GAHR IV Board Recommendation, (C) if a tender offer or exchange offer for any shares of GAHR IV Common Stock that constitutes a Competing Proposal (other than by GAHR III or any of its Affiliates) is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of GAHR IV or fail to reaffirm publicly the GAHR IV Board Recommendation within ten Business Days of being requested to do so by GAHR III or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the stockholders of GAHR IV a Competing Proposal (actions described in this clause (i) being referred to as a “GAHR IV Adverse Recommendation Change”) or (ii) authorize, cause or permit GAHR IV or any of the GAHR IV Subsidiaries to enter into any Acquisition Agreement. Notwithstanding anything to the contrary herein, prior to the time the GAHR IV Stockholder Approval is obtained, the GAHR IV Special Committee may, on behalf of the GAHR IV Board, make (but in each case, subject to compliance with this Section 7.3(j) and Section 7.3(g)-Section 7.3(i)), a GAHR IV Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(d)(ii) (Superior Proposal) to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if, (A) a written bona fide Competing Proposal that was not solicited in violation of this Section 7.3 is made to GAHR IV by a third party and such Competing Proposal is not withdrawn, and (B) prior to taking such action, the GAHR IV Special Committee has determined in good faith (y) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law and (z) after consultation with outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) GAHR IV has given GAHR III at least five Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(i) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) GAHR III and GAHR IV have negotiated, and have caused their respective Representatives to negotiate, in good faith with the other Party and its Representatives, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the GAHR IV Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by GAHR III and shall have determined that, after consultation with outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, GAHR IV shall, in each case, have delivered to GAHR III an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced. Unless this Agreement has been terminated in accordance with Section 9.1(d)(ii), the GAHR IV Board shall submit the REIT Merger and the GAHR IV Charter Amendment to its stockholders even if the GAHR IV Board shall have effected a GAHR IV Adverse Recommendation Change, and the GAHR IV Board may not submit to the vote of their stockholders any Competing Proposal other than the transactions contemplated by this Agreement.

(k) Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before the GAHR IV Stockholder Approval is obtained, the

GAHR IV Special Committee may, if the GAHR IV Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law, make a GAHR IV Adverse Recommendation Change on behalf of the GAHR IV Board in response to a GAHR IV Intervening Event; provided, that, (i) prior to making such GAHR IV Adverse Recommendation Change, GAHR IV shall have (A) promptly notified GAHR III in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute a GAHR IV Adverse Recommendation Change), and (B) negotiated in good faith with GAHR III and its Representatives (if requested by GAHR III in writing) for five Business Days following such notice regarding any revisions to the terms of this Agreement proposed by GAHR III, to the extent GAHR III wishes to negotiate, and (ii) the GAHR IV Special Committee shall not effect any GAHR IV Adverse Recommendation Change involving or relating to a GAHR IV Intervening Event unless, after the period of five Business Days described in the foregoing clause (B), the GAHR IV Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law.

(l) Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 shall prohibit the GAHR IV Board from: (i) taking and disclosing to the stockholders of GAHR IV, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the stockholders of GAHR IV pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the GAHR IV Special Committee has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this Section 7.3(l)) permitted under this Section 7.3(l) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the GAHR IV Board Recommendation shall be deemed a GAHR IV Adverse Recommendation Change; and provided, further, that the GAHR IV Board shall not, except as expressly permitted by Section 7.3(j)-Section 7.3(k), effect a GAHR IV Adverse Recommendation Change.

(m) GAHR III agrees that in the event any GAHR III Subsidiary or any Representative of GAHR III or any GAHR III Subsidiary takes any action, that if taken by GAHR III would constitute a material violation of this Section 7.3, then GAHR III shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement. GAHR IV agrees that in the event any GAHR IV Subsidiary or any Representative of GAHR IV or any GAHR IV Subsidiary takes any action, that if taken by GAHR IV would constitute a material violation of this Section 7.3, then GAHR IV shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

(n) For purposes of this Agreement:

(i) “Competing Proposal” means, (A) with respect to GAHR III, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving GAHR III or any GAHR III Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of GAHR III or any of the GAHR III Subsidiaries representing 20% or more of the consolidated assets of GAHR III and the GAHR III Subsidiaries, taken as a whole, (3) issue, sale or other disposition by GAHR III or any of the GAHR III Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of GAHR III Common Stock, (4) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of GAHR III Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to GAHR III in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of GAHR III Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions and (B) with respect to GAHR IV, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving GAHR IV or any GAHR IV Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of GAHR IV or any of the GAHR IV Subsidiaries representing 20% or more of the consolidated assets of GAHR IV and the GAHR IV Subsidiaries, taken as a whole, (3) issue, sale or other disposition by GAHR IV or any of the GAHR IV Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of GAHR IV Common Stock, (4) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of GAHR IV Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to GAHR IV in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of GAHR IV Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Competing Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement, (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among GAHR III and one or more of the GAHR III Subsidiaries or solely among the GAHR III Subsidiaries or (iii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among GAHR IV and one or more of the GAHR IV Subsidiaries or solely among the GAHR IV Subsidiaries.

(ii) “GAHR III Intervening Event” means a change in circumstances or development that materially positively affects the business, assets or operations of GAHR III and the GAHR III Subsidiaries, taken as a whole, or materially adversely affects the business, assets or operations of GAHR IV and the GAHR IV Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the GAHR III Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the GAHR III Board prior to GAHR III Stockholder Approval being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute a GAHR III Intervening Event: (A) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (B) any effect arising out of the announcement or pendency of, or any actions required to be taken or refrained from being taken pursuant to, this Agreement or the Contribution Agreement, (C) a change in circumstances or development that results from a breach of this Agreement by GAHR III or (D) the fact that GAHR III meets or exceeds any internal expectations or projections (it being understood that the facts and occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded by provision described in this paragraph).

(iii) “GAHR IV Intervening Event” means a change in circumstances or development that materially positively affects the business, assets or operations of GAHR IV and the GAHR IV Subsidiaries, taken as a whole, or materially adversely affects the business, assets or operations of GAHR III and the GAHR III Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the GAHR IV Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the GAHR IV Board prior to GAHR IV Stockholder Approval being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute a GAHR IV Intervening Event: (A) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (B) any effect arising out of the announcement or pendency of, or any actions required to be taken or refrained from being taken pursuant to, this Agreement or the Contribution Agreement, (C) a change in circumstances or development that results from a breach of this Agreement by GAHR IV or (D) the fact that GAHR IV meets or exceeds any internal expectations or projections (it being understood that the facts and occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded by provision described in this paragraph).

(iv) “Superior Proposal” means, (A) with respect to GAHR III, a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to 20% shall be replaced with 50%”) which the GAHR III Board (based on the recommendation of the GAHR III Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors and after taking into account (1) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by GAHR IV) and (2) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of GAHR III (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by GAHR IV)) and (B) with respect to GAHR IV, a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to 20% shall be replaced with 50%”) which the GAHR IV Board (based on the recommendation of the GAHR IV Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors and after taking into account (1) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by GAHR III) and (2) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of GAHR IV (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by GAHR III)).

Section 7.4 Public Announcements. Except with respect to any GAHR III Adverse Recommendation Change, any GAHR IV Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement, and shall make such joint press release no later than one Business Day following the date on which this Agreement is signed.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the GAHR III Parties and each of the GAHR IV Parties shall and shall cause the other GAHR III Subsidiaries and the other GAHR IV Subsidiaries, respectively, and their respective Affiliates to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to the Closing set forth in Article VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this

Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of GAHR IV after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of GAHR IV after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees in connection with obtaining the consent or approval of any lender with respect to an Indebtedness set forth at Section 4.3(b) of the GAHR III Disclosure Letter and Section 5.3(b) of the GAHR IV Disclosure Letter. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) The GAHR III Parties and their Representatives shall give prompt notice to the GAHR IV Parties, and the GAHR IV Parties and their Representatives shall give prompt notice to the GAHR III Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The GAHR III Parties and their Representatives shall give prompt notice to the GAHR IV Parties, and the GAHR IV Parties and their Representatives shall give prompt notice to the GAHR III Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the GAHR III Parties, the GAHR IV Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i) (GAHR IV Terminating Breach), or Section 9.1(d)(i) (GAHR III Terminating Breach).

(c) The GAHR III Parties and their Representatives shall give prompt notice to the GAHR IV Parties, and the GAHR IV Parties and their Representatives shall give prompt notice to the GAHR III Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any GAHR III Subsidiary or GAHR IV Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The GAHR III Parties and their respective Representatives shall give GAHR IV the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the GAHR III Parties or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without GAHR IV’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The GAHR IV Parties and their respective Representatives shall give the GAHR III Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the GAHR IV Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without GAHR III’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) To the extent permitted by applicable Law, the Surviving Entity shall, and GAHR IV agrees to cause the Surviving Entity to, during the period commencing as of the REIT Merger Effective Time and ending on the sixth anniversary of the REIT Merger Effective Time, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the REIT Merger Effective Time now existing or as may exist in the future in favor of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of GAHR III or any of the GAHR III Subsidiaries (the “Indemnified Parties”) as most favorably provided in the GAHR III Governing Documents, and the indemnification agreements between GAHR III and any Indemnified Party as scheduled on Section 7.7(a) of the GAHR III Disclosure Letter, and otherwise to the fullest extent permitted by law. For a period of six years following the REIT Merger Effective Time, the organizational documents of GAHR IV and the Surviving Entity and the organizational documents of any applicable GAHR IV Subsidiary or GAHR III Subsidiary shall not be amended, repealed or otherwise modified in any manner that would adversely modify these rights (for clarity, only as relates to acts or omissions occurring at or prior to the REIT Merger Effective Time). In addition, during the period commencing as of the REIT Merger Effective Time and ending on the sixth anniversary of the REIT Merger Effective Time, to the fullest extent permitted by applicable Law, GAHR IV shall indemnify and hold harmless each individual who is, as of immediately prior to the Closing, a director of GAHR III, against all judgments, penalties, fines, settlements and reasonable expenses as incurred by such director, in connection with a proceeding where such director was made a party to any proceeding by reason of service of such Person as a director of GAHR III.

(b) In consultation with GAHR IV, GAHR III shall obtain extended reporting period coverage under GAHR III’s existing insurance programs (to be effective as of the REIT Merger Effective Time) for a period of six years after the REIT Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that should GAHR III be unable to obtain insurance under this Section 7.7(b) for 300% or less of the most recent annual premiums paid by GAHR III for such purpose, then in consultation with GAHR IV, GAHR III shall purchase as much coverage as may be available for that 300% annual premium cap.

(c) If GAHR IV or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of GAHR IV or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(d) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third-party beneficiaries of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of GAHR III, GAHR IV and the Surviving Entity.

Section 7.8 Dividends.

(a) In the event that a distribution with respect to the shares of GAHR III Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of GAHR III Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time. After the signing of this Agreement and before the REIT Merger Effective Time, GAHR III shall coordinate with GAHR IV with respect to the declaration of, and the setting of record dates and payment dates for dividends on GAHR III Common Stock so that holders of GAHR III Common Stock do not receive both a dividend permitted by the proviso to Section 6.1(b)(iii) on GAHR III Common Stock and a dividend permitted by the proviso to Section 6.2(b)(iii) on GAHR IV Common Stock received in the REIT Merger or fail to receive either a dividend permitted by the proviso to Section 6.1(b)(iii) on GAHR III Common Stock or a dividend permitted by the proviso to Section 6.2(b)(iii) on GAHR IV Common Stock received in the REIT Merger. GAHR IV shall maintain its current distribution policy until the REIT Merger Effective Time. The Parties shall use their respective reasonable best efforts to develop an appropriate and sustainable distribution policy to be adopted by the Surviving Entity after the REIT Merger Effective Time.

(b) In the event that GAHR III shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii), it shall notify GAHR IV at least 20 days prior to the Closing Date, and GAHR IV shall be entitled to declare a dividend per share payable to holders of GAHR IV Common Stock, in an amount per share of GAHR IV Common Stock equal to the quotient obtained by dividing (x) the dividend declared by GAHR III with respect to each share of GAHR III Common Stock by (y) the Exchange Ratio. In the event that GAHR IV shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.2(b)(iii), it shall notify GAHR III at least 20 days prior to the Closing Date, and GAHR III shall be entitled to declare a dividend per share payable to holders of GAHR III Common Stock, in an amount per share of GAHR III Common Stock equal to the quotient obtained by multiplying (x) the dividend declared by GAHR IV with respect to each share of GAHR IV Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the GAHR III Charter or the GAHR IV Charter (“Charter Restrictions”) on the Mergers and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or Charter Restrictions not to apply to any such Person.

Section 7.10 Obligations of the Parties. GAHR III shall take all actions necessary to cause the other GAHR III Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. GAHR IV shall take all actions necessary to (a) cause the GAHR IV Parties to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the REIT Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 7.11 Certain Transactions. Except as set forth in Section 7.11 of the GAHR III Disclosure Letter, GAHR III shall cause all contracts (including, for the avoidance of doubt, the GAHR III Related-Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of GAHR III or any GAHR III Subsidiary, on the one hand, and GAHR III or any GAHR III Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of GAHR III as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between GAHR III and/or any entities that will remain GAHR III Subsidiaries after the Closing.

Section 7.12 Tax Matters.

(a) Each of GAHR III and GAHR IV shall use its reasonable best efforts to cause the REIT Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of GAHR III, GAHR IV or any GAHR III Subsidiary or GAHR IV Subsidiary shall take any action, or fail to take any action, that would reasonably be expected to cause the REIT Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) GAHR III shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Morris, Manning & Martin, LLP and DLA Piper LLP (US), and (ii) deliver to Morris, Manning & Martin, LLP and DLA Piper LLP (US) tax representation letters, dated as of the Closing Date and signed by an officer of GAHR III and GAHR III Operating Partnership, containing representations of GAHR III and GAHR III Operating Partnership reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP and DLA Piper LLP (US) to render the tax opinions described in Section 8.2(f) and Section 8.3(e).

(c) GAHR IV shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Morris, Manning & Martin, LLP, and (ii) deliver to Morris, Manning & Martin, LLP tax representation letters, dated as of the Closing Date and signed by an officer of GAHR IV and GAHR IV Operating Partnership, containing representations of GAHR IV and GAHR IV Operating Partnership reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP to render the tax opinions described in Section 8.2(e) and Section 8.3(f).

(d) GAHR III and GAHR IV shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.13 GAHR IV Board. The GAHR IV Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the REIT Merger Effective Time, to increase the number of directors of GAHR IV to nine and to cause the individuals set forth on Section 7.13 of the GAHR III Disclosure Letter (the “GAHR III Designees”) to be elected to the GAHR IV Board effective as of the REIT Merger Effective Time. If a GAHR III Designee is not able or willing to serve on the GAHR IV Board, as of the REIT Merger Effective Time, GAHR III shall select, within a reasonable period of time prior to the REIT Merger Effective Time, a replacement, and the GAHR IV Board shall appoint such replacement as a member of the GAHR IV Board, as of the REIT Merger Effective Time if such replacement is reasonably acceptable to the GAHR IV Board, and if not another person shall be selected by GAHR III.

Section 7.14 GAHR IV Share Repurchase Plan. From and after the REIT Merger Effective Time, GAHR IV shall take all such steps as may be required to cause the GAHR IV Share Repurchase Plan or any similar redemption program then in effect (as each may be amended from time to time) to provide for all purposes thereunder (including, without limitation, any holding period requirement or redemption price determination) that each share of GAHR IV Common Stock issued to GAHR III stockholders in the REIT Merger will be treated as having been outstanding from the date such stockholder acquired the corresponding share of GAHR III Common Stock that was exchanged in the REIT Merger.

Section 7.15 GAHR III 2013 Incentive Plan. The consummation of the Mergers shall not trigger a “Change of Control” as such term is defined in the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan. Prior to the REIT Merger Effective Time, the GAHR III Board shall have taken action to (A) terminate the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan effective as of, but contingent upon, the REIT Merger Effective Time, subject to the consummation of the conversion contemplated by Section 3.1(a)(ii), and (B) pursuant to the authority delegated to the GAHR III Board pursuant to the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan, determine, confirm, and ratify in good faith that the consummation of the Mergers and the other transactions contemplated by this Agreement shall not constitute a “Change of Control” for purposes of the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan and any outstanding awards of restricted GAHR III Common Stock.

Section 7.16 GAHR IV Advisor. Within 48 hours of receipt of notice from GAHR III that all conditions to closing of the transactions contemplated by the Contribution Agreement have been satisfied or waived and that the parties to the Contribution Agreement are prepared to consummate the transactions contemplated by the Contribution Agreement, GAHR IV shall pay all amounts then owed to GAHR IV Advisor by GAHR IV under the Amended GAHR IV Advisory Agreement.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a) Regulatory Authorizations. Any Regulatory Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement shall have been obtained other than Regulatory Approvals which the failure to obtain would not reasonably be expected to have, individually, or in the aggregate, a GAHR III Material Adverse Effect or GAHR IV Material Adverse Effect.

(b) Stockholder Approval; GAHR III Charter Amendment; GAHR IV Charter Amendment. The GAHR III Stockholder Approval shall have been obtained in accordance with applicable Law and the GAHR III Charter and GAHR III Bylaws and the GAHR IV Stockholder Approval shall have been obtained in accordance with the applicable Law and the GAHR IV Charter and GAHR IV Bylaws. The GAHR III Charter Amendment and the GAHR IV Charter Amendment shall have become effective pursuant to the MGCL.

(c) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

(d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2 Conditions to Obligations of the GAHR III Parties. The obligations of the GAHR III Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by GAHR III, at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the GAHR IV Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing, other than such changes to the capital structure effected pursuant to the GAHR IV

Charter Amendment, and (iii) each of the other representations and warranties of the GAHR IV Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or GAHR IV Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a GAHR IV Material Adverse Effect.

(b) Performance of Covenants and Obligations of the GAHR IV Parties. The GAHR IV Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Change. At the Closing, no circumstance shall exist that constitutes a GAHR IV Material Adverse Effect.

(d) Delivery of Certificate. GAHR IV shall have delivered to GAHR III a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of GAHR IV, certifying to the effect that the factual conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) REIT Opinion. GAHR III shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to GAHR IV reasonably satisfactory to GAHR III, dated as of the Closing Date and in form and substance reasonably satisfactory to GAHR III, to the effect that, commencing with GAHR IV’s taxable year that ended on December 31, 2016, GAHR IV has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled GAHR IV to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by GAHR IV and GAHR IV Operating Partnership.

(f) Section 368 Opinion. GAHR III shall have received a written opinion of DLA Piper LLP (US), or other counsel to GAHR III reasonably satisfactory to GAHR IV, dated as of the Closing Date and in form and substance reasonably satisfactory to GAHR III, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, DLA Piper LLP (US) may rely upon the tax representation letters described in Section 7.12.

(g) Consents. GAHR IV shall have received the written Consents identified on Section 8.2(g) of the GAHR IV Disclosure Letter in form and substance reasonably acceptable to GAHR III.

Section 8.3 Conditions to Obligations of the GAHR IV Parties. The obligations of the GAHR IV Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by GAHR IV at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the GAHR III Parties set forth in the Fundamental Representations (except Section 4.4(a)(Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, (ii) the representations and warranties set forth in Section 4.4(a)(Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing, and (iii) each of the other representations and warranties of the GAHR III Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, (B) if the AHI Platform Acquisition has been consummated before the Closing Date, such representations and warranties need not be true and correct as of the Closing Date if the inaccuracy is due solely to the consummation of the AHI Platform Acquisition, and (C) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or GAHR III Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a GAHR III Material Adverse Effect.

(b) Performance of Covenants and Obligations of the GAHR III Parties. The GAHR III Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Change. At the Closing, no circumstance shall exist that constitutes a GAHR III Material Adverse Effect.

(d) Delivery of Certificate. GAHR III shall have delivered to GAHR IV a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of GAHR III certifying to the effect that the factual conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) REIT Opinion. GAHR IV shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to GAHR III reasonably satisfactory to GAHR IV, dated as of the Closing Date and in form and substance reasonably satisfactory to GAHR IV, to the effect that, commencing with GAHR III’s taxable year that ended on December 31, 2014, GAHR III has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled GAHR III to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by GAHR III and GAHR III Operating Partnership.

(f) Section 368 Opinion. GAHR IV shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to GAHR IV reasonably satisfactory to GAHR

III, dated as of the Closing Date and in form and substance reasonably satisfactory to GAHR IV, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Sullivan & Cromwell LLP may rely upon the tax representation letters described in Section 7.12.

(g) Consents. GAHR III shall have received the written Consents identified on Section 8.3(g) of the GAHR III Disclosure Letter in form and substance reasonably acceptable to GAHR IV.

ARTICLE IX

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the REIT Merger Effective Time, notwithstanding receipt of the GAHR III Stockholder Approval or the GAHR IV Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of GAHR III and GAHR IV;

(b) by either GAHR III (with the prior approval of the GAHR III Special Committee or GAHR IV (with the prior approval of the GAHR IV Special Committee):

(i) if the REIT Merger shall not have occurred on or before 11:59 p.m. New York time on March 23, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of GAHR III, including the failure of the other GAHR III Parties, and (B) in the case of GAHR IV, including the failure of the other GAHR IV Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the REIT Merger to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of GAHR III, including the failure of the other GAHR III Parties, and (B) in the case of GAHR IV, including the failure of the other GAHR IV Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement; or

(iii) if the GAHR III Stockholder Approval or GAHR IV Stockholder Approval shall not have been obtained at the GAHR III Stockholders Meeting or GAHR IV Stockholders Meeting, as the case may be, duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the GAHR III Stockholder Approval or GAHR IV Stockholder Approval was primarily due to the failure of a Party to perform in all material respects any of its obligations, covenants or agreements under this Agreement;

(c) by GAHR III (with the prior approval of the GAHR III Special Committee):

(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the GAHR IV Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “GAHR IV Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from GAHR III to GAHR IV and two Business Days before the Outside Date; provided, that GAHR III shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a GAHR III Terminating Breach shall have occurred and be continuing at the time GAHR III delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii) if GAHR III has accepted a Superior Proposal at any time prior to receipt of the GAHR III Stockholder Approval in accordance with the provisions of Section 7.3(d); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to GAHR IV and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii) if, at any time prior to receipt of the GAHR IV Stockholder Approval, (A) the GAHR IV Board or any committee thereof, for any reason, shall have effected a GAHR IV Adverse Recommendation Change; or (B) GAHR IV shall have materially violated any of its obligations under Section 7.3, or shall be deemed to have materially violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in a Competing Proposal); or

(d) by GAHR IV (with the prior approval of the GAHR IV Special Committee):

(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the GAHR III Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 and Section 8.3 not to be satisfied (a “GAHR III Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from GAHR IV to GAHR III and two Business Days before the Outside Date; provided, that GAHR IV shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a GAHR IV Terminating Breach shall have occurred and be continuing at the time GAHR IV delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);

(ii) if GAHR IV has accepted a Superior Proposal at any time prior to receipt of the GAHR IV Stockholder Approval in accordance with the provisions of Section 7.3(j); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to GAHR III and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii) if, at any time prior to receipt of the GAHR III Stockholder Approval, (A) the GAHR III Board or any committee thereof, for any reason, shall have effected a GAHR III Adverse Recommendation Change; or (B) GAHR III shall have materially violated any of its obligations under Section 7.3, or shall be deemed to have materially violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in a Competing Proposal).

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the GAHR III Parties or the GAHR IV Parties, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article X (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any willful and material breach of this Agreement if such termination results from a breach by any party of its covenants or obligations set forth in this Agreement.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all fees and expenses (including Expenses) shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated; provided that the Parties will share equally the Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b) In the event that this Agreement is terminated:

(i) (A)(x) by GAHR IV pursuant to Section 9.1(d)(i) (GAHR III Terminating Breach), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Competing Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Competing Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the GAHR III Board or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal or (y) by GAHR IV or GAHR III pursuant to Section 9.1(b)(i) (Outside Date) (and at the time of such termination GAHR III would not have been entitled to terminate this Agreement pursuant to Section 9.1(b)(iii) (Failure to Obtain GAHR III Stockholder Approval)) and after the date of this Agreement but prior to the GAHR III Stockholders Meeting, a Competing Proposal with respect to GAHR III has been made to GAHR III or publicly announced, disclosed or otherwise communicated to GAHR III’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal and (B) within 12 months after the date of such termination, a transaction in respect of a Competing Proposal with respect to GAHR III is consummated or GAHR III enters into a definitive agreement in respect of a Competing Proposal with respect to GAHR III that is later consummated, GAHR III shall pay to GAHR IV the GAHR III Termination Payment;

(ii) (A)(x) by GAHR III pursuant to Section 9.1(c)(i) (GAHR IV Terminating Breach), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Competing Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Competing Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the GAHR IV Board or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal or (y) by GAHR III or GAHR IV pursuant to Section 9.1(b)(i) (Outside Date) (and at the time of such termination GAHR III would not have been entitled to terminate this Agreement pursuant to Section 9.1(b)(iii) (Failure to Obtain GAHR IV Stockholder Approval)) and after the date of this Agreement but prior to the GAHR IV Stockholders Meeting, a Competing Proposal with respect to GAHR IV has been made to GAHR IV or publicly announced, disclosed or otherwise communicated to GAHR IV’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal and (B) within 12 months after the date of such termination, a transaction in respect of a Competing Proposal with respect to GAHR IV is consummated or GAHR IV enters into a definitive agreement in respect of a Competing Proposal with respect to GAHR IV that is later consummated, GAHR IV shall pay to GAHR III the GAHR IV Termination Payment;

(iii) by GAHR III pursuant to Section 9.1(c)(ii) (Superior Proposal), then GAHR III shall pay to GAHR IV an amount equal to the GAHR III Termination Payment;

(iv) by GAHR III pursuant to Section 9.1(c)(iii) (Adverse Recommendation Change/No-Shop Violation), then GAHR IV shall pay to GAHR III an amount equal to the GAHR IV Termination Payment;

(v) by GAHR IV pursuant to Section 9.1(d)(ii) (Superior Proposal), then GAHR IV shall pay to GAHR III an amount equal to the GAHR IV Termination Payment; or

(vi) by GAHR IV pursuant to Section 9.1(d)(iii) (Adverse Recommendation Change/No-Shop Violation), then GAHR III shall pay to GAHR IV an amount equal to the GAHR III Termination Payment.

(c) The Parties agree that in no event shall any Party be required to pay a Termination Payment on more than one occasion. Payment of a Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by the Party entitled to payment therefor (the “Recipient”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by a Competing Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i) or Section 9.3(b)(ii), (ii) prior to or concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to Section 9.3(b)(iii) or Section 9.3(b)(iv), (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Payment payable pursuant to any other provision of Section 9.3(b).

(d) Notwithstanding anything in this Agreement to the contrary, in the event that a Termination Payment becomes payable, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Party obligated to pay the Termination Payment (the “Payor”) and its Subsidiaries and each of their Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(e) Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Payment when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, the Recipient commences a suit that results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f) The Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent reasonably selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3 and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 9.3(f) shall be made by the Payor promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by the Recipient to the escrow agent of any one (or a combination) of the following:

(i) a letter from the Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Recipient without causing the Recipient to fail to meet the requirements of

Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;

(ii) a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the Recipient of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment; or

(iii) a letter from the Recipient’s counsel indicating that the Recipient has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the Recipient of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Payment that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Payment held in escrow for ten years shall be released by the escrow agent to the Payor. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Payor in connection therewith). The Recipient shall fully indemnify the Payor and hold the Payor harmless from and against any such liability, cost or expense.

Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the GAHR III Board and the GAHR IV Board, respectively, at any time before or after receipt of the GAHR III Stockholder Approval or the GAHR IV Stockholder Approval and prior to the REIT Merger Effective Time; provided, that after the GAHR III Stockholder Approval has been obtained, there shall not be (i) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of GAHR III Common Stock, or which by applicable Law requires the further approval of the stockholders of GAHR III without such further approval of such stockholders, or (ii) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the REIT Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the REIT Merger Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of an attachment in portable document form (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a) if to a GAHR IV Party to:

The Special Committee of the Board of Directors

Griffin-American Healthcare REIT IV, Inc.

18191 Von Karman Avenue, Suite 300

Irvine, CA 92612

Attn: Dianne Hurley, Chair

email: dhurleyGAHRIV@ahinvestors.com

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Board Street

New York, NY 10024

Attn: Robert W. Downes

E-mail: downesr@sullcrom.com

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, GA 30326

Attention: Lauren Burnham Prevost

email: lprevost@mmmlaw.com

(b) if to a GAHR III Party to:

The Special Committee of the Board of Directors

Griffin-American Healthcare REIT III, Inc.

18191 Von Karman Avenue, Suite 300

Irvine, CA 92612

Attn: Harold H. Greene, Chair

email: hgreeneGAHRIII@ahinvestors.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4141 Parklake Ave., Suite 300

Raleigh, NC 27612

Attn: Robert H. Bergdolt

Email: rbergdolt@dlapiper.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules, the GAHR III Disclosure Letter and the GAHR IV Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article III and Section 7.14 (which, from and after the REIT Merger Effective Time, shall be for the benefit of holders of shares of GAHR III Common Stock immediately prior to the Merger Effective Time), Section 7.7 (which, from and after the REIT Merger Effective Time shall be for the benefit of the Indemnified Parties) and Section 7.16 (which shall be for the benefit of GAHR IV Advisor), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6 Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Venue.

(a) Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the Partnership Merger, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC. By: /s/ Jeffrey T. Hanson Name: Jeffrey T. Hanson Title: Chief Executive Officer and Chairman of the Board of Directors

GRIFFIN-AMERICAN HEALTHCARE REIT III HOLDINGS, LP,

By: GRIFFIN-AMERICAN HEALTHCARE REIT III, INC., as general partner

By: /s/ Jeffrey T. Hanson Name: Jeffrey T. Hanson Title: Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to the Agreement and Plan of Merger]

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC. By: /s/ Jeffrey T. Hanson Name: Jeffrey T. Hanson Title: Chief Executive Officer and Chairman of the Board of Directors

GRIFFIN-AMERICAN HEALTHCARE REIT IV HOLDINGS, LP,

By: GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC., as general partner

By: /s/ Jeffrey T. Hanson Name: Jeffrey T. Hanson Title: Chief Executive Officer and Chairman of the Board of Directors

CONTINENTAL MERGER SUB, LLC By: GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC., its sole member

By: /s/ Danny Prosky Name: Danny Prosky Title: President and Chief Operating Officer

[Signature Page to the Agreement and Plan of Merger]